      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1999


                                                      REGISTRATION NO. 333-78565

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                             ---------------------


                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          THE PLASTIC SURGERY COMPANY
               (Exact Name of Registrant as Specified in Charter)

            GEORGIA                            8741                          58-2317410
  (State or Other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of Incorporation or          Classification Code Number)         Identification Number)
         Organization)

                        104 WEST ANAPAMU STREET, SUITE G
                        SANTA BARBARA, CALIFORNIA 93101
                           TELEPHONE: (805) 963-0400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DENNIS E. CONDON
                            CHIEF EXECUTIVE OFFICER
                        104 WEST ANAPAMU STREET, SUITE G
                        SANTA BARBARA, CALIFORNIA 93101
                           TELEPHONE: (805) 963-0400
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   COPIES TO:

                                      PAUL A. QUIROS, ESQ.
                                       LYNN S. SCOTT, ESQ.
                                         KING & SPALDING
                                      191 PEACHTREE STREET
                                     ATLANTA, GEORGIA 30303
                                    TELEPHONE: (404) 572-4600

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
                             ---------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                     SUBJECT TO COMPLETION -- MAY 17, 1999

PROSPECTUS
--------------------------------------------------------------------------------

                                              Shares

[Company Logo]                THE PLASTIC SURGERY COMPANY

                                  Common Stock

--------------------------------------------------------------------------------

The Plastic Surgery Company is offering                shares of common stock in
an initial public offering. Prior to this offering there has been no public market for The Plastic Surgery Company's common stock.

The Plastic Surgery Company develops and implements market expansion strategies and Internet-based consumer awareness programs for its alliance of plastic surgeons.

It is anticipated that the public offering price will be between $          and
$          per share. The shares of The Plastic Surgery Company will be quoted, subject to approval, in the Nasdaq National Market under the symbol "NUYU".

                                                                      Per Share        Total
            Public offering price..................................  $    --        $    --
            Underwriting discounts and commissions.................  $    --        $    --
            Proceeds, before expenses, to The Plastic Surgery
              Company..............................................  $    --        $    --

SEE "RISK FACTORS" ON PAGES 8 TO 18 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF THE PLASTIC SURGERY COMPANY.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

The underwriters may, under certain circumstances, purchase up to additional shares from us at the public offering price, less underwriting discounts and commissions. Delivery and payment for the shares will be on
          , 1999.

                                CRUTTENDEN ROTH
                                  INCORPORATED

          , 1999

                          [GRAPHICS TO BE DETERMINED]

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary..............................    3
Risk Factors....................................    8
Forward-Looking Statements......................   19
The Plastic Surgery Company.....................   20
Use of Proceeds.................................   20
Dividend Policy.................................   20
Dilution........................................   21
Capitalization..................................   22
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................   23

                                                  PAGE
                                                  ----
Business........................................   27
Management......................................   38
Principal Shareholders..........................   44
Certain Transactions............................   44
Description of Capital Stock....................   46
Shares Eligible for Future Sale.................   48
Underwriting....................................   50
Legal Matters...................................   51
Experts.........................................   51
Additional Information..........................   51
Index to Financial Statements...................  F-1

--------------------------------------------------------------------------------

The terms "company", "we", "our" and "us" refer to The Plastic Surgery Company unless the context suggests otherwise. The term "you" refers to a prospective investor.

The Plastic Surgery Company's Internet addresses are
www.plastic-surgery-online.com and www.theplasticsurgeryco.com. Information contained on our websites is not part of this prospectus.
--------------------------------------------------------------------------------

     You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the common stock of The Plastic Surgery Company. You should read the entire prospectus carefully.

     The term "allied practice" includes the founding plastic surgery practices that will, with the closing of the offering, transfer certain of their operating assets to The Plastic Surgery Company and enter into long-term business, or consulting, services agreements with the company and practices that may enter into similar agreements in the future. Allied practice also includes plastic surgery practices that may enter into management services agreements and do not transfer operating assets to the company. The term "allied surgeon" includes each plastic surgeon that has entered into an employment agreement with an allied practice. Unless otherwise indicated, references in this prospectus to "business services agreements" include consulting agreements that we have with practices in certain states in order to comply with the regulations in those states.

     Unless otherwise indicated, the company derived the industry information referenced in this prospectus from the Plastic Surgery Information Service and from the National Clearinghouse of Plastic Surgery Statistics, both sponsored by the American Society of Plastic and Reconstructive Surgeons ("ASPRS"). Approximately 97% of all plastic surgeons certified by the American Board of Plastic Surgery (the "Board") are members of ASPRS.

                          THE PLASTIC SURGERY COMPANY

     The Plastic Surgery Company develops and implements market expansion strategies and Internet-based consumer awareness programs for its alliance of Board certified plastic surgeons. We will provide business development services and Internet solutions to our allied surgeons which are designed to increase private pay cosmetic surgery procedures, improve operating efficiencies, maximize patient satisfaction and increase consumer awareness of high quality cosmetic surgery procedures. We have not conducted any significant operations or earned any operating revenue to date. Upon the closing of this offering, we will
provide business development services and Internet solutions to      plastic
surgeons certified or eligible for certification by the American Board of
Plastic Surgery, located in   metropolitan markets. We will also provide
directory services to Board certified or Board eligible surgeons who subscribe to our proprietary websites ("subscribing surgeons").

  Today's Plastic Surgery Trends

     The consumer market for plastic surgery, including cosmetic and reconstructive procedures, exceeds $15 billion per year and is served in part by approximately 5,000 Board certified plastic surgeons in the United States. Approximately 2.8 million cosmetic surgery procedures, which include facelifts, liposuction and breast augmentations, were performed in 1998, according to a survey by the American Society of Aesthetic Plastic Surgeons. Management estimates that these cosmetic surgery procedures represent approximately $10 billion of industry revenues and remain 100% private pay without third party reimbursement pressures. From 1992 to 1998, facelift, liposuction and breast augmentation procedures have increased approximately 75%, 260% and 300%, respectively. Management believes this growth in cosmetic surgery procedures will continue due to the following trends:

     - Aging of the baby boomer generation;

     - Increasing media attention to and cultural acceptance of cosmetic surgery;

     - Continuing improvements in technology resulting in less invasive procedures and shorter recovery times;

     - Growing awareness of available cosmetic surgery procedures through consumer education; and

     - Increasing availability and access to healthcare information via the Internet.

     In contrast, reconstructive procedures, such as removal of burn scars and correction of trauma injuries, continue to experience declines in reimbursement as a result of cost containment trends of third party payors. Physicians trained in other medical disciplines facing similar cost containment trends are attempting to capture an increased share of the private pay cosmetic surgery market by performing procedures traditionally performed by plastic surgeons. As such, Board certified plastic surgeons are experiencing increased competition for procedures.

  Providing an Internet Solution

     The Internet is a low cost, flexible technology that has dramatically increased information flow to the healthcare consumer. In 1998, approximately 17 million U.S. adults searched online for health information, according to Cyber Dialogue. Cyber Dialogue also indicates that these users are typically better educated, have higher household incomes and are most often female. Consumers of cosmetic surgery procedures are similar in profile and are typically more involved than average healthcare consumers in choosing which procedures are performed, the results they wish to achieve and the surgeons they believe are most qualified to perform the procedures. As such, the growing cosmetic surgery market is creating increased demand for reliable, easy access to cosmetic surgery information. Since cosmetic surgery is an elective private pay niche, it benefits from direct to consumer information. The Internet provides potential consumers with access to cosmetic surgery information and privacy when researching available alternatives.

     To address this increasing demand for cosmetic surgery information and to capitalize on the Internet as the consumer's medium of choice for accessing such information, we are developing two proprietary websites. We will increase consumer awareness of cosmetic surgery procedures and provide plastic surgeons access to our business development programs through our websites. These websites will allow us to influence purchase decisions at the consumer level and leverage the clinical expertise and reputation of our allied surgeons.

  OUR CONSUMER WEBSITE WILL:

  - Capture consumer inquiries regarding cosmetic surgery information and services;

  - Inform consumers about cosmetic surgery procedures and related topics;

  - Allow consumers to view possible cosmetic changes through online imaging technology;

  - Provide online financing plan application and approval;

  - Link consumers with both allied surgeons and subscribing surgeons through our online directory; and

  - Offer our online magazines, health and beauty products and related magazines and books.

  OUR SURGEON WEBSITE WILL:

  - Offer an online forum for interaction among our allied surgeons;

  - Provide access to our national buying program;

  - Describe our business to potential allied surgeons; and

  - Highlight career opportunities with allied practices.

  Assisting the Development of Our Allied Surgeons

     We have established business development programs designed to address our allied surgeons' need to educate prospective patients, enhance patient consultation experiences, increase practice capacity, stimulate demand for private pay cosmetic surgery procedures, improve quality of patient care and increase revenues. Our business development services include:

  - Analyzing each practice's operations and developing a strategic plan;

  - Profiling each practice and its surgeons for inclusion on our surgeon and consumer websites;

  - Designating and training patient coordinators;

     - Reengineering patient flow;

     - Developing patient education programs and materials;

     - Instituting patient financing plans;

     - Implementing practice-specific consumer awareness programs;

     - Facilitating "best practices" knowledge sharing among allied surgeons;
       and

     - Introducing related services (including skin care and hair removal).

  Expanding Our Alliance and Network

     We plan to expand our alliance and network by:

     - Expanding our market presence;

     - Developing and integrating satellite offices in existing markets;

     - Recruiting associate surgeons to work with our allied surgeons; and

     - Enhancing our network of allied surgeons through subscriptions to our Internet directory.

     With and as a condition to the closing of this offering,   separate plastic
surgery practices will transfer certain operating assets to the company in exchange for cash, notes and shares of common stock (the "Transfers") and will enter into long-term business services agreements with the company. These
founding practices include   plastic surgeons operating   offices in
metropolitan markets.

     Our executive offices are located at 104 West Anapamu Street, Suite G, Santa Barbara, California 93101, and our telephone number at that address is
(805) 963-0400. Effective May 13, 1999, we changed our name from Better Image, Inc. to The Plastic Surgery Company.

                                  THE OFFERING

Shares offered by The Plastic Surgery
Company.....................................                   shares(1)

Total shares outstanding after the
offering....................................                   shares(1)(2)

Use of proceeds by The Plastic Surgery
Company.....................................    To fund the cash portion of the
consideration paid to the founding practices; to pay accrued salaries and consulting fees of our employees
                                                and consultants; to repay
                                                indebtedness of the founding
                                                practices; and to fund future
                                                acquisitions, the development
                                                costs of satellite offices and
                                                for general corporate purposes.

Proposed Nasdaq National Market symbol......    NUYU

(1) Does not include up to        shares that the underwriters may purchase if
    they exercise their over-allotment option.
(2) Excludes        shares issuable upon exercise of stock options and warrants
    outstanding as of           , at a weighted average exercise price of
    $       per share. See "Capitalization," "Management-Stock Plans" and Notes
    7 and 8 to the company's Financial Statements.

                                  RISK FACTORS

     You should consider the risk factors before investing in our common stock and the impact from various events which could adversely affect our business. See "Risk Factors" for a more detailed discussion of these risks.

                             SUMMARY FINANCIAL DATA

     The following information for the period from April 30, 1997 (inception) to December 31, 1997 and for the year ended December 31, 1998 is derived from our audited financial statements. The following information at March 31, 1999 and for the three months ended March 31, 1998 and 1999 is derived from our unaudited financial statements. We have had no significant operations to date and will not conduct significant operations until the offering is completed. The balance sheet data has been adjusted to give effect to the Transfers and to the sale of million shares of common stock at an assumed initial public offering
price of $        .

                                    PERIOD FROM
                                  APRIL 30, 1997                             THREE MONTHS ENDED MARCH 31,
                                  (INCEPTION) TO        YEAR ENDED       -------------------------------------
                                 DECEMBER 31, 1997   DECEMBER 31, 1998         1998                1999
                                 -----------------   -----------------   -----------------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue......................       $    --             $    --             $    --             $   --
  Total expenses...............         1,888               3,211                 375                442
  Operating loss...............        (1,888)             (3,211)               (375)              (442)
  Net loss.....................       $(1,880)            $(3,203)            $  (374)            $ (438)
                                      =======             =======             =======             ======
  Basic and diluted net loss
     per share.................       $ (1.27)            $ (1.84)            $ (0.23)            $(0.23)
                                      =======             =======             =======             ======
  Shares used in computing
     basic and diluted net loss
     per share.................         1,477               1,736               1,648              1,926

                                                                 MARCH 31, 1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $   304     $
  Working capital (deficit).................................   (1,550)
  Total assets..............................................      341
  Total long-term liabilities...............................       --
  Total shareholders' (deficit) equity......................   (1,512)

                                  RISK FACTORS

     You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

     WE HAVE NO COMBINED OPERATING HISTORY WITH THE FOUNDING PRACTICES. The company has not conducted any operations or generated any revenues to date. Each of the founding practices has been operating as a separate, independent entity. The combined historical financial results of the founding practices cover periods when each practice operated separately and may not be indicative of the company's future financial or operating results.

     WE ARE IN THE PROCESS OF LAUNCHING OUR LIMITED, INITIAL WEBSITES. There are risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet market. Some of these risks and uncertainties relate to our ability to design, develop and implement effective marketing and advertising programs for our websites, build our technical infrastructure to manage our growth effectively, respond effectively to actions taken by our competitors, attract an audience to our websites, increase awareness of our brand name and develop visitor loyalty and integrate technologies and services.

     WE DEPEND ON THE EFFORTS OF THE ALLIED SURGEONS. The company receives fees for services provided to the allied practices under long-term business services agreements but does not employ the allied surgeons or control or own their practices. Our revenue depends on the revenue generated by the allied practices, which depends on the efforts of the allied surgeons. The business services agreements have 20 or 25 year terms, subject to earlier termination if one party materially defaults in its performance or upon a change of control of the company. Termination of these agreements or failure by the allied surgeons to maintain their practices or their medical licenses could have a material and adverse effect on the company's revenues and financial results. Furthermore, allied surgeons execute employment agreements for five year terms. There can be no guarantee that allied surgeons will complete the five year term or renew employment at the end of the term. The failure of allied surgeons to renew employment with the allied practices at the end of the five year term could have a material and adverse effect on the company's business, financial condition and results of operations.

     WE DEPEND ON THE ENFORCEABILITY OF AGREEMENTS BETWEEN THE ALLIED SURGEONS AND THEIR ALLIED PRACTICES. The company and each allied practice enter into an acquisition or merger agreement that allows the company to acquire certain operating assets of the allied practice. The company and each allied practice enter into a long-term business services agreement requiring us to provide certain business services and the practice to pay certain fees to us. The allied practice enters into employment agreements with its allied surgeons, who are owners of the allied practice, that contain non-compete and other provisions. The laws of each state differ concerning the enforceability of covenants not to compete, but generally states will enforce a covenant to the extent necessary to protect a legitimate business interest if the covenant does not unreasonably restrain the allied surgeon or conflict with public interest. The state courts examine all of the facts and circumstances at the time a party seeks to enforce a non-compete covenant. Although we have attempted to structure the employment agreements to allow enforcement, we are not able to predict with certainty whether or not a court will enforce a covenant in any given situation based on the facts and circumstances at the time. The parties to the employment agreement are the allied practice and the allied surgeons and not the company. Since we do not directly employ the allied surgeons, a court may not allow us to protect our business interest in preventing an allied surgeon from competing with us. A court may also refuse to enforce the covenant not to compete or require the allied practice to enforce the covenant against the allied surgeon. The value of the business services agreements depends in part on the ability of each allied practice to maintain its business. That business could be materially and adversely affected if an allied surgeon competed with his former allied practice. Such competition could also materially and adversely affect our business financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Business Services Agreements."

     WE MAY FACE DIFFICULTIES IMPLEMENTING OUR EXPANSION STRATEGIES. We intend to acquire the operating assets of additional practices to achieve our goal of being a national alliance of plastic surgery practices. Our ability to grow through acquisitions will depend upon:

     - the availability of suitable candidates at acceptable acquisition prices;

     - the market value of our stock;

     - the availability of capital to complete acquisitions;

     - governmental regulation; and

     - integration of the allied practices.

     We may experience increased competition for candidates and have fewer acquisition opportunities available to us. Acquisition prices could be higher than we currently anticipate. Our competitors may have greater resources than we have and thus be able to pay higher prices.

     Future acquisitions could also have a significant impact on our financial condition and capital needs and create fluctuations in our quarterly and annual operating results. We assume certain liabilities in connection with acquisitions that could have a material and adverse effect on our revenues and financial results. Although, we are indemnified by the allied practices for assumed liabilities, any payments of indemnification amounts could reduce practice revenues available to pay operating expenses. Future acquisitions may require us to issue additional stock and incur additional debt. In addition, some acquisitions completed before the offering and all acquisitions completed after the closing of this offering will require us to amortize the costs of goodwill and intangible assets, which could have a material and adverse effect on our financial results. If our stock does not maintain a sufficient market value or additional physician practices do not accept stock for part of the acquisition price, we may be required to use our cash resources more rapidly than intended. We do not currently have a line of credit to use to fund acquisition costs, but are in discussions with various lenders about establishing a line of credit after the closing of this offering. Thus, we will need further acquisition financing in the form of debt or equity. There can be no assurance that we will be able to obtain additional financing, or that any additional financing we obtain will be on favorable terms. The failure to obtain additional financing could adversely affect our ability to implement our expansion strategy.

     WE MAY HAVE TO LOAN MONEY TO ALLIED PRACTICES. Under our business services agreements, if a practice does not have funds to pay its operating expenses, we must pay these expenses. There is no limit to the amount that we may have to pay. To the extent a practice's operating expenses exceed its revenues, the allied practice will be responsible for the difference. We will record the difference as a receivable bearing interest and repaid as an operating expense. We must have working capital or a credit facility to make necessary loans and may not have either of those available and would be in breach of our obligations under the business services agreement allowing an allied practice the right to terminate. Although a practice receiving an advance is required to repay the loan, it may not generate sufficient revenues to repay all or any portion of the advance. In addition we may be obligated to pay operating expenses for numerous practices and not have funds available.

     COMPETITION COULD REDUCE OUR REVENUES. Our competitors include national and regional providers of management services that may already provide services to plastic surgeons or may decide to do so in the future. Some of these competitors may have greater financial, development, marketing and sales resources than we have. Competition may affect our ability to attract additional practices and the ability of the allied practices to compete in their local markets. Competition in local markets may come from non-plastic surgeons performing for lower prices the procedures traditionally performed by plastic surgeons. Reductions in the numbers of procedures performed or in the prices for procedures could materially and adversely affect the company's revenues and financial results. Competition for acquisition candidates could materially and adversely affect our expansion strategy and negatively impact our business, financial condition and results of operations.

     There are many companies that provide Internet and non-Internet based information, marketing and advertising services to the healthcare industry. These Internet healthcare companies will compete with us for content visitor traffic. We expect competition to increase as there are no substantial barriers to entry in the market for Internet services. Increased competition could result in reductions in the fees we receive for subscription services, reduced visitor traffic to our websites and an inability to obtain content and links to other sites. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Our principal competitors in the Internet information area include websites that deliver consumer healthcare information, either as their sole focus or as part of a more broadly based site, such as Health Oasis, Intelihealth, iVillage, Onhealth, Thrive Online, Mediconsult and WebMD, website development firms, and general purpose consumer online service providers. Our ability to compete with our Internet website services depends on a number of factors, including quality of content, ease of use, timing and market acceptance of new and enhanced services and other factors outside our control.

     WE MUST CONTINUALLY ENHANCE AND DEVELOP THE CONTENT AND FEATURES OF OUR WEBSITES TO ATTRACT VISITOR TRAFFIC AND ADVERTISERS. We will produce only a portion of the editorial content available on our websites. We rely on third parties for most of our content. There can be no assurance that acceptable content will be available to us or on favorable terms. Other websites may present the same or similar content in a superior manner to our websites, which may adversely affect our visitor traffic. To remain competitive, we must continue to enhance and improve our websites content. In addition, we must continually develop and improve the responsiveness, functionality and features of our websites and create other products and services that will require the development or licensing of increasingly complex technologies. We may not succeed in developing, obtaining or introducing content, features, functions, products and services that will attract visitors and advertisers, which could materially and adversely affect our business, financial condition and results of operations.

     INTEGRATION OF OUR ALLIED PRACTICES. Upon the closing of this offering, we will consummate the Transfers. In addition, we anticipate acquiring further allied practices in the future. The successful integration of the allied practices is critical to our success. This process is time consuming and there could be unforeseen costs or problems. Our financial results in fiscal quarters immediately following a material acquisition or series of acquisitions, including the Transfers, may be adversely impacted while the company attempts to integrate the acquisition or acquisitions. There can be no assurance that there will not be substantial unanticipated costs or problems associated with the integration effort. During the first few months after an acquisition, our expenses related to an acquisition may exceed the revenue we realize from the acquisition and, accordingly, any such acquisition may have a negative effect on our short-term operating results. As we pursue our expansion strategy, there can be no assurance that we will be able to continue to successfully integrate acquisitions and any failure or inability to do so may have a material adverse effect on our results of operations or financial condition. In addition, acquisitions require us to attract and retain competent and experienced management personnel and require the integration of accounting systems, management information systems and other operating systems. Upon the consummation of the Transfers, the founding allied practices will not be fully integrated into our accounting and management information systems and there can be no assurance that we will be able to successfully integrate our accounting and management information systems in the near future. There can also be no assurance that we will be able to attract suitable management or other personnel or effectively expand our operating systems. The success of our expansion strategy will depend on our ability to effectively manage an increasing number of new acquisitions while continuing to manage our existing business.

     OUR ALLIED SURGEONS MAY HAVE LIABILITY FOR PERFORMING PROCEDURES. Each allied surgeon may be exposed to professional liability and other claims by providing plastic surgery procedures to the public. Each allied practice is required to maintain general liability and malpractice insurance. As a result of providing management services, the company may be named as a co-defendant in lawsuits against its allied surgeons. We do not control the practice of plastic surgery and cannot purchase malpractice insurance. We do not control the compliance of the allied surgeons and/or allied practices with regulations or other requirements relating to the practice of medicine. Successful claims could result in large damage awards that could exceed insurance limits. Insurance coverage can be very expensive and vary from state to state. The allied practices indemnify the company for liability arising from malpractice claims but any indemnification might reduce an allied practices' ability to pay its expenses. Successful claims may have a material and adverse effect on our business, financial condition and results of operation. We maintain insurance coverage for our directors and officers and general liability insurance. We believe we have adequate coverage but large damage awards may exceed our coverage. Also, adequate coverage may not always be available at acceptable costs and on favorable terms.

     GOVERNMENT REGULATION MAY DETRIMENTALLY AFFECT US. The medical industry and plastic surgery practices are regulated extensively at the state and federal levels. The company will not control the practice of plastic surgery by its allied surgeons. However, review of our business relationships by regulatory authorities or the courts or changes in the regulatory environment may result in determinations that could adversely affect our operations. The laws of certain states prohibit non-medical entities not only from practicing medicine but from owning all or certain assets of a medical practice, employing physicians or controlling the content of a physician's advertisements. The laws of certain states also prohibit physicians from paying any portion of fees received for medical services in consideration for the referral of a patient or from paying a percentage of revenue to nonphysicians. In addition, many states impose limits on the procedures that may be delegated by a plastic surgeon to other staff members. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. The legality of our business services agreements may be successfully challenged and enforceability of their provisions could be limited. The laws and regulations of states in which we may seek to expand may require changes in the form of relationships we enter into with plastic surgeons. These types of changes could restrict our operations in those states or prevent us from affiliating with plastic surgery practices in those states. In addition, the laws and regulations of states in which allied practices presently operate may change or be interpreted in the future to either restrict or adversely affect our agreements with allied practices in those states. Currently, the majority of our business services agreements with founding practices provide for service fees based on 15% of net cash collections. If changes in these laws require us to revise these agreements and use consulting agreements with our fees based on a fixed dollar amount with a fixed percentage increase, our revenues could be materially and adversely affected.

     The United States Congress has considered various healthcare reform proposals, including comprehensive revisions to the current healthcare system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any healthcare reform proposals or legislation. Changes in the healthcare industry, such as the growth of managed care organizations or provider networks, may result in lower payment levels for the services of the allied surgeons and lower revenues for us.

     Generally, fees received from private pay patients are higher than those from third party payors that have cost containment requirements designed to
limit payments made to providers of healthcare services. Although      % of the
founding practices' current revenues come from private pay patients, a decrease in the number of private pay patients could occur due to federal or state legislative initiatives. Currently most procedures reimbursed under Medicare, Medicaid or other third-party payment programs (including commercial insurers, managed care organizations, health maintenance organizations or preferred provider organizations) for plastic surgery services are related to reconstructive procedures. The costs of most cosmetic surgery procedures, which
currently represent approximately      % of the procedures performed by the
founding allied surgeons, are not reimbursed by governmental or private payors and are not subject to cost containment requirements. Comprehensive healthcare reform that includes reimbursement for the costs of cosmetic surgery procedures could affect the payment for and availability of services, including discounted reimbursement rates or more procedures falling under third-party coverage. These types of changes could lower the revenues of the allied practices and have a material and adverse impact on the company's business, financial condition and results of operations.

     Many states prohibit physicians from using advertising that includes any name other than the physician's, or from advertising in any manner likely to lead a person to believe that a non-physician is engaged in the delivery of medical services. Our business services agreements require all advertising to conform to these requirements. We have endeavored to structure our websites to avoid violation of any state licensing requirements, but a state regulatory authority may allege that some portion of our Internet business violates these statutes. Any such allegation could result in a material adverse effect on our business, results of operation and financial condition.

     ANTITRUST AND MEDICARE/MEDICAID ANTI-KICKBACK LAWS COULD APPLY TO
US. Federal and state antitrust laws are designed to eliminate practices that interfere with free competition. In particular, these laws prohibit:

     - mergers, joint ventures, consolidations, and the acquisition of stock or assets where the effect may be to substantially lessen competition or tend to create a monopoly;

     - contracts, combinations, and conspiracies that unreasonably restrain trade;

     - monopolization, attempts to monopolize and conspiracies to monopolize;
       and

     - unfair methods of competition and unfair or deceptive acts or practices, referrals and kickbacks.

     We may be subject to private or governmental investigations or claims. Violations or alleged violations may result in imprisonment, criminal and civil fines, treble damages, fees and costs. Federal and state enforcement agencies have subjected the healthcare industry to increasing scrutiny in recent years which is likely to continue in the future.

     The Medicare/Medicaid anti-kickback statute prohibits the payment or receipt of any remuneration in return for the referral of patients for services covered under federal health care programs, including the Medicare and Medicaid programs, or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease or order of any item or service that is covered under a federal health care program. A violation of the anti-kickback statute is a felony, punishable by imprisonment, fines, or both and may also result in the imposition of civil money penalties and exclusion from participation in any federal health care program. The anti-kickback statute has been broadly interpreted by the courts and enforcement agencies. In addition, many states have laws that prohibit the payment or receipt of any remuneration in return for the referral of patients or the purchase of items or services under both government and private health care programs. Violations of these state laws may result in payment not being made for the items or services rendered, loss of a healthcare provider's license, fines, or criminal penalties. These statutes and regulations vary widely from state to state, are often vague and, in many states, have not been interpreted by courts or regulatory agencies. Although the company believes that its current business arrangements with allied practices do not implicate the federal anti-kickback statute or state anti-kickback laws, there can be no assurance that our business arrangements will not be subject to scrutiny or an enforcement action or that these laws will not be interpreted in such a way as to prohibit certain aspects of our current business service arrangements.

     THE INTERNET IS SUBJECT TO MANY GOVERNMENTAL REGULATIONS WHICH MAY IMPACT OUR ABILITY TO CONDUCT BUSINESS. There is, and will be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy and quality of products and services. In addition, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. Any new law or regulation, or the adverse application or interpretation of existing laws, may decrease the growth in the use of the Internet or our websites. This could decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and results of operations.

     The potential imposition of liability upon us for our content or services resulting from changes in government regulations could require us to implement measures to reduce our exposure to this liability, which might require us to expend substantial resources or to discontinue Internet service offerings.

     INTERNET TAXATION. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet or Internet related activities. Such legislation or other attempts at regulating commerce or the Internet may impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities.

     OUR INTERNET WEBSITES ARE BEING DEVELOPED. Our websites are currently being developed. If we cannot complete our websites in a timely manner, our business could be adversely affected. Any inability to implement our Internet services once our websites are completed could have an adverse impact on our business.

     WE MAY BE SUBJECT TO CLAIMS BASED ON THE CONTENT WE PROVIDE ON THE INTERNET. We may be subject to claims against us for defamation, negligence, product liability, copyright, or trademark infringement, or other matters based on content and information on our websites supplied by us or third parties. These types of claims have been brought, sometimes successfully, against other online service companies in the past. We may also be subject to claims or incur liability for the content on other websites that are linked to our websites or for content and materials that may be posted by visitors in chat rooms or bulletin boards. Even if any such claims do not result in liability to us, we could incur significant costs investigating and defending against such claims and in implementing measures to reduce our exposure to these types of claims.

     SATISFACTORY PERFORMANCE OF OUR WEBSITES IS IMPORTANT TO OUR BUSINESS AND REPUTATION. The functioning of our websites is important to our business and reputation and ability to attract visitors and advertisers to our websites. We depend upon the continuous, reliable and secure operation of Internet servers and related hardware and software. To the extent that service is interrupted or delayed, we could experience a decrease in traffic and revenue. We do not at present have any back up systems or a formal disaster recovery plan. Substantially all of our communications hardware and some of our other computer hardware operations are located in northern California. Events such as power losses, telecommunication failures, computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our websites.

     Our websites must accommodate a high volume of traffic and deliver information that is updated frequently. Our websites may experience slower response times or decreased traffic for a variety of reasons including technological deficiencies. In addition, our visitors depend on Internet service providers, online service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future. Some of the services we expect to provide, such as video imaging may require technologically advanced systems to function seamlessly and quickly. We may not be able to develop, acquire and maintain these services, which failure could have a material adverse effect on our business, financial condition and results of operation.

     The continuous enhancement of our websites is dependent upon the success of development efforts that will be performed by our employees and by independent contractors. To the extent that these development efforts are delayed or unsuccessful, we will incur additional development expenses and may not remain competitive in the design and use of our websites.

     A LACK OF SECURITY OVER THE INTERNET MAY IMPACT OUR BUSINESS. A significant barrier to electronic commerce and confidential communications over the Internet has been the need for secure transmission of confidential information. Internet usage and access by consumers of our websites could decline if any well publicized compromise of security occurred with respect to our websites or other third party sites, including our allied surgeon websites. We may incur significant costs to provide security and protect against the threat of security breaches or to alleviate problems caused by such breaches. Experienced programmers could attempt to penetrate our network security. Programmers who are able to penetrate our network security could misappropriate proprietary information or cause interruptions in our services, and we could be required to expand capital and resources to protect against or alleviate problems caused. To the extent our activities involve the storage or transmission of confidential information, such as credit information, security breaches could expose us to claims, litigation and other potential liabilities. Our inability to prevent security breaches could have a material adverse effect on our business, financial condition and results of operations.

     WE ARE DEPENDENT ON OUR INTELLECTUAL PROPERTY. We rely on a combination of copyright, trademark and trade secret laws and contractual provisions to establish and protect our proprietary rights. We have registered the domain names "www.plastic-surgery-online.com," "www.theplasticsurgeryco.com," and approximately 25 other domain names. However, we have not yet applied for federal registration of any trademarks, including trademarks for our corporate name or our domain names, and, thus, we cannot guarantee that we will be able to secure registration of these names. If we are required to change our corporate name, current and potential customers could be confused and our business could be disrupted. Any of these potential effects could seriously harm our business, prospects, financial condition and operating results. In addition, any name change effected after this offering could result in confusion to investors, which could seriously harm the market price of our common stock.

     There can be no assurance that the steps we may take to protect our proprietary rights will be adequate, that we will be able to secure trademark or service mark registrations for our marks in the United States or in foreign countries or that third parties will not infringe upon or misappropriate our copyrights, trademarks, service marks, domain names and similar proprietary rights. In addition, effective copyright and trademark protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it impossible to control the ultimate destination of our services. It is possible that our competitors or others will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Moreover, because domain names derive value from an individual's ability to remember such names, we cannot guarantee that our domain names will not lose their value if, for example, users begin to rely on mechanisms other than domain names to access online resources. Our inability to protect our marks adequately could have a material adverse effect on the acceptance of our business, financial condition and results of operation.

     In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Litigation would divert management resources and be expensive and may not effectively protect our intellectual property. We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the mark, which could result in substantial costs to us due to the diversion of management's attention and the expense of such litigation, even if the eventual outcome is favorable to us. Adverse determinations in such litigation could result in the loss of certain of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services. Any of these results could have a material adverse effect on the acceptance of our brand name and on our business, financial condition and operating results.

     We may license some of our content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. These claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. We have entered into confidentiality agreements with our key employees and independent consultants and we have instituted procedures to control access to and distribution of our technology, documentation and other proprietary information and the proprietary information of others from which we have licensed content or technology. Despite our efforts to protect our proprietary rights, parties may attempt to disclose, obtain or use our content or technologies. There can be no assurance that the steps we have taken will prevent misappropriation of our content or technologies.

     WE COULD BECOME SUBJECT TO MORE RESTRICTIVE PRIVACY REGULATIONS. The Federal Trade Commission and state governmental bodies have recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. Legislative proposals have also been made by the federal government in this area. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected.

     Planned features of our website include the retention of personal information about our users which we obtain with their consent. We have a stringent privacy policy covering this information. However, if third persons were able to penetrate our network security and gain access to, or otherwise misappropriate, our users' personal information, we could be subject to liability. Such liability could include claims for misuses of personal information, such as for unauthorized marketing purposes or unauthorized use of credit cards. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant time and financial resources. Moreover, to the extent any of the data constitute or are deemed to constitute patient health records, a breach of privacy could violate federal law. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if any regulator chooses to investigate our privacy practices.

     THE LOSS OF KEY PERSONNEL COULD HARM OUR BUSINESS. Our success depends, to a significant extent, upon the efforts and abilities of Dennis Condon, David Challoner, Patricia Altavilla and other members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business, financial condition and results of operations.

     YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.  You will experience an
immediate and substantial dilution of $          in the net tangible book value
per share of common stock from the initial public offering price. Assuming an
initial public offering price of $          per share of common stock, our pro
forma net tangible book value as of           , 1999 after giving effect to this
offering, would be $          per share.

     EXISTING SHAREHOLDERS HAVE SUBSTANTIAL CONTROL OVER THE COMPANY AND CAN MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE. Following this offering, members of management and the owners of the founding practices will
beneficially own      % of our outstanding common stock (     % if the
underwriters' over-allotment options are exercised in full). If these persons acted together, they would have sufficient voting power to control the outcome of corporate actions submitted to the shareholders for approval and to control the management and affairs of the company, including the election of the company's board of directors.

     OUR STOCK HAS NOT TRADED PUBLICLY AND AFTER THIS OFFERING ITS MARKET PRICE MAY FLUCTUATE WIDELY. Prior to this offering, there has not been a public market for our common stock. We intend to include the common stock for quotation in the Nasdaq National Market. We do not know the extent to which investor interest in the company will lead to the development of an active trading market for the common stock or how the common stock will trade in the future. The market price of our common stock is likely to be subject to wide fluctuations. The market prices of the securities of Internet-related companies have been especially volatile and these securities may be overvalued. If analysts view us as an Internet-related company and if the market for Internet-related stocks or the stock market in general experiences a loss of investor confidence, the market price of our common stock could be materially and adversely affected for reasons unrelated to our business or results of operations. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. You may not be able to resell your shares at or above the initial public offering price.

     The price at which our common stock will trade depends upon a number of factors, including our historical and anticipated operating results and general market and economic conditions, some of which are beyond our ability to control. Factors such as fluctuations in our financial and operating results, developments affecting us, the markets in which we compete or our industry could also cause the market price of our common stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our common stock.

     WE MAY NOT BE ABLE TO ENTER INTO MANAGEMENT SERVICE AGREEMENTS AND SUBSCRIPTION AGREEMENTS. We intend to enter into management service agreements and subscription agreements as part of our expansion strategy. There can be no assurance that we will enter into any of these agreements or that we will be able to negotiate any of these agreements on terms favorable to us. Failure to successfully execute this part of our expansion strategy could materially adversely affect our business, financial condition and results of operations.

     SHARES ELIGIBLE FOR FUTURE SALE COULD IMPAIR OUR STOCK PRICE. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After this offering,                shares of common stock will be
outstanding (               shares if the underwriters' over-allotment options
are exercised in full). Of these shares, the                shares sold in this
offering (               shares if the underwriter's over-allotment options are
exercised in full) will be freely tradeable without restrictions under the Securities Act, except for any shares purchased by "affiliates" of the company (as defined in Rule 144 under the Securities Act). Our officers and directors and all shareholders of the company before this offering and the Transfers, including shareholders selling a portion of their shares in this offering if the underwriters exercise their over-allotment options, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common stock for a period of one year after the date of this prospectus without the prior written consent of Cruttenden Roth, on behalf of the underwriters. Cruttenden Roth may, at any time and without notice, waive the terms of the
lock-up agreements. Upon expiration of this lockup period,                shares
may be sold in the future subject to compliance with the volume limitations and other restrictions of Rule 144.


     NO DIVIDEND PAYMENTS ARE EXPECTED. Except for the payment of $ million cash consideration to be paid to the founding practices which will be accounted for under Staff Accounting Bulletin No. 48, "Transfers of Non Monetary Assets by Promoters and Shareholders" ("SAB 48") in connection with the Transfers, which is recorded as a cash dividend for financial accounting purposes, we have not declared or paid, and for the foreseeable future we do not anticipate declaring or paying, dividends on the common stock.

     OUR ABILITY TO GENERATE FUTURE REVENUES FROM OUR INTERNET SERVICES IS UNCERTAIN. Because our Internet business is evolving rapidly and we have no Internet services operating history, we have little experience in forecasting our Internet revenues. The expenses associated with our internet services are based in part on our expectations, and to a large extent those expenses are fixed, particularly in the short-term. We cannot be certain that our revenue expectations will be accurate or that we will be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

     FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE YEAR 2000. Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

     Assessment. The Year 2000 Problem could affect computers, software and other equipment that we use. Accordingly, we are reviewing our internal computer programs and systems to determine if they will be Year 2000 compliant. We presently believe that our computer systems will be Year 2000 compliant in a timely manner. However, while we do not expect the cost of these efforts to be material to our financial position or any year's operating results, there can be no assurance to this effect.

     Internet Services to Consumers and Allied Surgeons. We depend on third party suppliers for most of the services provided through our websites. If these parties are affected by the Year 2000 Problem, our ability to provide our Internet services may be materially adversely affected.

     Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have commenced the process of modifying, upgrading and replacing systems that have been identified as potentially being adversely affected and expect to complete this process before the end of the third quarter of 1999. We do not expect the cost related to these efforts to be material to our business financial condition or operating results. In addition, upon the closing of the offering, we will acquire computer equipment and software in connection with the transfers which there can be no assurance are Year 2000 compliant. There can also be no assurance that we will have sufficient time to complete an assessment of these systems or make any modification or upgrades prior to the Year 2000. Any failure of these systems could have a material adverse effect on our business, financial condition or operating results.

     Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices as well as similar devices of the Founding Practices may be affected by the Year 2000 Problem. We are currently assessing the potential effect of, and costs of remediating, the Year 2000 Problem on this equipment. We estimate that our total cost of completing any required modifications, upgrades or replacements of these internal systems will not have a material effect on our business, financial condition or operating results.

     Suppliers. We have been gathering information from and have initiated communications with our service and content providers to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, we have limited or no control over the actions of our service and content providers. Thus, while we expect that we will be able to resolve any significant Year 2000 Problems with our systems, we cannot guarantee that our service and content providers will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to our business. Any failure of these third-parties to resolve Year 2000 problems with their systems in a timely manner could have a material adverse effect on our business, financial condition or operating results.

     Most Likely Consequences of Year 2000 Problems. We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business, financial condition or operating results. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, we expect that we could possibly suffer the following consequences:

     - a significant number of operational inconveniences and inefficiencies for us, our service and content providers and our subscribers and consumers that may divert our time and attention and financial and human resources from our ordinary business activities; and

     - a lesser number of serious system failures that may require significant efforts by us, our service and content providers or our subscribers and consumers to prevent or alleviate material business disruptions.

     Contingency Plans. We are currently developing contingency plans to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. We expect to complete our contingency plans by the end of the third quarter of 1999. Depending on the systems affected, these plans could include (a) accelerated replacement of affected equipment or software; (b) short to medium-term use of backup equipment and software; (c) increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 Problems which arise or to provide manual workarounds for information systems; and (d) other similar approaches. If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or operating results. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

     POTENTIAL ANTI-TAKEOVER EFFECTS OF ARTICLES AND BYLAW PROVISIONS, GEORGIA LAW AND AGREEMENTS. Certain provisions of Georgia law and certain provisions of the company's Articles of Incorporation and Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third-party to acquire, or could discourage a third-party from attempting to acquire, control of the company. Such provisions could limit the price that investors might be willing to pay in the future for shares of the company's common stock. The Articles of Incorporation and Bylaws impose various procedural and other requirements (including a staggered board of directors, advance notice provisions and the issuance of preferred stock as described below) that could make it more difficult for shareholders to effect certain corporate actions. The Articles give the board of directors the authority to issue up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences and restrictions, including voting rights of such shares, without any further vote or action by the company's shareholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock issued in the future. The "fair price" and "business combinations" statutes under Georgia law adopted by the company may restrict certain business combinations by interested shareholders. The company's business services agreements contain change in control provisions which give allied practices the right to terminate the business services agreements if any "person" as defined in the Securities Exchange Act of 1934, as amended, through acquisition or aggregation, becomes the beneficial owner directly or indirectly of 15% or more of the combined voting power of our outstanding voting stock. The change in control provisions may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover because of the potential loss of revenue from such terminations.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about The Plastic Surgery Company, including, among other things:

     - General economic and business conditions, both nationally and in our markets;

     - Our acquisition opportunities;

     - Our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

     - Successful implementation of our growth strategy;

     - Anticipated trends in our business;

     - Existing and future governmental regulations affecting our business; and

     - Other risk factors set forth in the "Risk Factors" section of this prospectus.

     In addition, in this prospectus, the words "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to The Plastic Surgery Company or its management, are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated in the forward-looking statements.

                          THE PLASTIC SURGERY COMPANY

     At the time of the closing of the offering, the founding practices will
consist of        allied surgeons practicing at        offices in
metropolitan areas. We do not practice plastic surgery but intend either to provide business services and acquire certain assets of, or to manage, plastic surgery practices. We have not conducted any significant operations or earned any revenue to date.

     Each allied surgeon affiliated with the founding practices is Board certified, except for one surgeon who is eligible for Board certification and one surgeon who is certified by the Canadian Board of Plastic Surgery. Board certification requires that the surgeon graduate from an accredited medical school, complete at least five years of additional residency, practice plastic surgery for two years and pass comprehensive written and oral examinations. Each allied surgeon, in his sole discretion, determines the fees to be charged for services provided to patients based on market conditions and other factors deemed appropriate by the allied surgeon.

     The company's two proprietary websites are www.plastic-surgery-online.com and www.theplasticsurgeryco.com. These websites will provide a combination of informational and interactive content targeted to the cosmetic surgery consumer and plastic surgeons. In addition, subscribing surgeons will be listed on our proprietary websites for directory services.

     The aggregate consideration paid by the company to the founding practices
is approximately $          million, including           shares of common stock,
$          in promissory notes and approximately $          million in cash, all
of which is payable at the closing of the Transfers, which will occur simultaneously with the closing of the offering. Cash proceeds from the offering will be used to pay the cash portion of the consideration. The number of shares of common stock to be issued to the founding practices will be determined based on the initial public offering price of our common stock. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                USE OF PROCEEDS

     The net proceeds to The Plastic Surgery Company from the sale of the common
stock in the offering are estimated to be $     ($     if the underwriters'
over-allotment option is exercised in full), after deducting underwriting
discounts and commissions and estimated offering expenses of $     . We intend
to use the net proceeds as follows:

     - $      million to pay the cash portion of the consideration to the founding practices;

     - $      million to pay accrued salaries and consulting fees of company employees and consultants;

     - $      to repay indebtedness assumed by the company in the Transfers,
       which indebtedness bears interest of      % to   % and matures between
                 and           ; and

     - the balance for potential acquisitions, development of satellite offices and general corporate purposes, including working capital and capital expenditures.

     Pending such uses, we may invest the net proceeds temporarily in short-term, investment grade, interest bearing securities or guaranteed obligations of the U.S. government.

                                DIVIDEND POLICY

     Except for the payment of $          million cash consideration to be paid
to the founding practices which will be accounted for under SAB 48 in connection with the Transfers and recorded as a cash dividend for financial accounting purposes, the company has not declared or paid and does not anticipate declaring or paying any dividends on its common stock in the foreseeable future. The company's board of directors will, in its discretion, make any future determination to declare or pay dividends. Any future determination will be dependent upon then existing conditions, including the company's financial condition, results of operations, contractual and statutory restrictions, capital requirements, business prospects and other factors as the company's board of directors deems relevant.

                                    DILUTION

     Purchasers of the common stock in the offering will experience immediate and substantial dilution in the net tangible book value of the common stock from the initial public offering price. Net tangible book value per share represents the amount of the total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. At March 31, 1999, we had a
pro forma net tangible book value (deficit) of $     million or $     per share
of common stock. After giving effect to the sale of           shares of common
stock offered by us at an assumed initial public offering price of $     per
share and, after the deduction of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value
(deficit) at March 31, 1999, would have been $     million or $     per share.
This represents an immediate increase in such net tangible book value of $
per share to existing shareholders and an immediate and substantial dilution of
$     per share to new investors purchasing common stock in the offering. The following table illustrates this per share dilution.

Assumed initial public offering price.......................             $
  Pro forma net negative tangible book value at March 31,
     1999...................................................  $
  Increase attributable to new investors....................
Pro forma net tangible book value after this offering.......
                                                              --------   --------
Dilution in pro forma net tangible book value to new
  investors.................................................             $
                                                              ========   ========

     The following table summarizes, on a pro forma basis set forth above at March 31, 1999, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share (before the deduction of underwriting discounts and commissions and estimated offering expenses payable by us):

                                                                            TOTAL
                                                  SHARES PURCHASED      CONSIDERATION      AVERAGE
                                                 -------------------   ----------------     PRICE
                                                 NUMBER(1)   PERCENT   AMOUNT   PERCENT   PER SHARE
                                                 ---------   -------   ------   -------   ---------
Existing shareholders.........................                    %    $             %      $
New investors.................................                    %    $             %      $
                                                   ----        ---     -----     ----
          Total...............................                 100%    $          100%      $
                                                   ====        ===     =====     ====

(1) Does not include up to           shares that the underwriters may purchase
    if they exercise their over-allotment option.

     If the underwriters' over-allotment option is exercised in full, we will
issue an additional           shares of common stock to new investors
representing      % of the total of           shares of our common stock
outstanding. In addition, the total consideration from new investors will be
$     million, which is      % of the total of $     million paid for all shares
of common stock outstanding. The issuance of additional common stock by us will result in further dilution to you.

                                 CAPITALIZATION

     The following table sets forth at March 31, 1999 (i) the capitalization of the company and (ii) pro forma as adjusted to reflect the Transfers, the offering and the application of the estimated net proceeds to the company. See "Use of Proceeds." The following table should be read in conjunction with the Unaudited Pro Forma Balance Sheet and related notes and the company's audited financial statements and accompanying notes included elsewhere in this prospectus.

                                                                   MARCH 31, 1999
                                                              -------------------------
                                                                           PRO FORMA
                                                              ACTUAL    AS ADJUSTED(1)
                                                              -------   ---------------
                                                                   (IN THOUSANDS)
Cash........................................................  $   304       $
Current portion of long-term debt...........................  $    --       $
Total long-term debt........................................  $    --       $
Shareholders' (deficit) equity:
  Preferred stock; 20,000,000 shares authorized; no shares
     issued and outstanding.................................       --            --
  Common stock, no par value; 100,000,000 shares authorized;
     1,940,000 shares issued and outstanding, actual;
               shares issued and outstanding, pro forma;
               shares issued and outstanding, as adjusted
     (2)....................................................       --
  Additional paid-in capital................................    3,759
  Warrants..................................................      250
  Accumulated deficit.......................................   (5,521)
                                                              -------       -------
Total shareholders' (deficit) equity........................   (1,512)
                                                              -------       -------
Total capitalization........................................  $(1,512)      $
                                                              =======       =======

(1) Does not include up to        shares that the underwriters may purchase if
    they exercise their over-allotment option.
(2) Excludes an aggregate of           shares of common stock issuable upon
    exercise of outstanding options and           shares of common stock
    issuable upon the exercise of warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the accompanying financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

     Upon the closing of the offering, we will be aligned with
allied surgeons. Simultaneously with the closing of the offering, we will enter
into business services agreements with                founding practices,
accounted for pursuant to SAB 48, and                additional founding
practices, accounted for based on the fair value of the assets. The fair value
acquisitions will result in approximately $     million of intangible assets
which will be amortized over the 25 year term of the applicable business services agreements. We have conducted no significant operations and earned no operating revenue to date.

            of our founding practices resulted from the company's acquisition in May 1999 of the right to negotiate business services agreements with plastic surgery practices originally contacted by ISIS Cosmetic Surgery Partners, Inc. ("ISIS"). With the closing of the offering, we will enter into business services agreements with these plastic surgery practices. In connection with this acquisition, we paid aggregate consideration of approximately $3.0 million, consisting of 614,756 shares of common stock. We will account for the purchase of these rights as an asset acquisition and will amortize the intangible asset over the life of the applicable business services agreements.

     Pursuant to our business services agreements, we will provide business development services and Internet solutions for our allied surgeons and will assume substantially all operating expenses of the allied practice paid to third parties (except payment of the allied surgeon and certain clinical personnel). We will recognize revenues in amounts equal to the assumed expenses plus service fees based on 15% of the net cash collected or a fixed dollar amount with annual
fixed percentage increases.                of the founding practices are subject
to fixed dollar arrangements.

     After the closing of the offering, we also intend to enter into management services agreements with select plastic surgery practices rather than business services agreements. Pursuant to our management services agreements, we will provide business development services and Internet solutions and receive service fees. We will recognize revenues from these agreements based on a percentage of the net cash collected by the allied practice. We will not acquire operating assets of allied practices entering into management services agreements, and we will not assume the operating expenses of these practices.

     We will enter into subscription agreements with subscribing surgeons which allow these surgeons to be included in the directory of Board certified or Board eligible cosmetic surgeons on our consumer website. Subscribing surgeons will pay the company a fee for the directory listing which will be recognized as revenue as it is earned.

     We anticipate that we will generate future revenues from the sale of products and services through our proprietary websites. The revenue generated may include fees from banner and sponsorship advertising, subscriptions to our online magazine and video imaging.

AGREEMENTS WITH ALLIED PRACTICES AND ALLIED SURGEONS

     As part of the business services arrangements, each founding practice has entered into three agreements: (i) an acquisition agreement pursuant to which the company acquires certain operating assets of each allied practice; (ii) a business services agreement whereby the company agrees to provide management or consulting services to the allied practice; and (iii) an employment agreement between the allied practice and each allied surgeon who is an equity holder in the allied practice or who provides services through such practice on an average of more than ten days each month. To the extent we enter into these agreements in future acquisitions, the terms may differ materially from the terms described below.

     Acquisition Agreements. The founding practices and the allied surgeons have entered into an acquisition agreement with the company which may be in the form of (i) an asset purchase and sale agreement; (ii) a stock purchase and sale agreement; or (iii) an agreement and plan of reorganization whereby the allied practice merges with the company. Based on applicable state laws and regulations, the operating assets of each practice, which include equipment, inventory, accounts receivable, furniture and other personal property, or some combination thereof will be transferred to the company pursuant to the acquisition agreements. As consideration for entering into an acquisition agreement, we will pay consideration consisting of a combination of common stock, notes and cash.

     Business Services Agreements. Each founding practice will enter into a business services agreement, in the form of a service agreement or consulting agreement as dictated by state law. Each service agreement generally requires that the company provide the following services for the allied practices: acquisition and maintenance of specified furnishings and equipment; provision of suitable offices and facilities; payroll processing; employment of necessary personnel (excluding plastic surgeons and certain medical personnel); development of business systems procedures and forms; procurement and inventory management; assistance in acquiring malpractice insurance; cash management; advertising, marketing and practice development; development of appropriate business systems; supervision, management and organization of files and records; and financial reporting and analysis. Any leases entered into by the company on behalf of the allied practice will be subleased by the allied practice from the company. Under the service agreements, the company will receive a service fee of 15% of net cash collected. If required by applicable state law or regulations, an allied practice may enter into a consulting agreements that contains certain of the same provisions as the service agreement, including: (i) provisions relating to the obligation to loan funds to the allied practice in the event the allied practice is unable to pay its current expenses, (ii) repurchase of assets and assumption of liabilities by the allied practice upon expiration or termination, (iii) assignment, (iv) covenant not to compete, (v) term and termination, and (vi) indemnification. Under the consulting agreement, the company will provide the following services to allied practices in exchange for a fixed dollar annual fee with annual fixed percentage increases: consulting with respect to equipment and office needs; preparing staffing models appropriate for the allied practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; assisting with the acquisition of malpractice insurance; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the allied practices in organizing and developing filing and recording systems. Pursuant to these business services agreements, the company must pay the operating expenses of a practice. To the extent a practice's operating expenses exceed revenues, the allied practice will be responsible for the difference.

     The business services agreements have either 20 or 25 year terms for the founding practices, beginning on the date of this offering. The company anticipates executing business services agreements with 25 year terms for each allied practice acquired subsequent to this offering. The business services agreements are subject to termination by either party in the event the non-terminating party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. The allied practices may also terminate the business services agreements upon the occurrence of a change of control of the company. Upon the termination of the business services agreements (except upon a breach by the company), the allied practice and its shareholders are subject to a two year covenant not to compete which prohibits within a specified territory the following: (i) advertising in print and electronic media; (ii) soliciting patients, surgeons or staff associated with the allied practice; and (iii) soliciting any referrals from any physician who referred one or more patients to the allied practice within three years prior to the date of such termination.

     Under the business services agreements, the allied surgeons maintain full control over and ownership of the allied practices, determine which clinical personnel will be employed by the allied practices and establish their own practice standards to promote quality plastic surgery care. The company does not engage in the practice of medicine. Each allied surgeon is responsible for the compliance of his or her allied practice with state and local regulations, licensing, and certification requirements applicable to the practice of plastic surgery. Each allied practice, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the allied practice.

     Employment Agreements. Each allied surgeon who is an equity holder in an allied practice or who provides plastic surgery services through an allied practice an average of more than ten days a month either at the time of execution of the business services agreement or any time thereafter is required to execute an employment agreement with the allied practice. Each employment agreement generally provides that the allied surgeon will perform professional services for the allied practice for a period of five years, commencing on the date of the offering, with automatic renewal for additional one year terms. After the expiration of the initial five year term, either the allied practice or the allied surgeon may terminate the employment agreement at any time without cause by giving ninety days prior written notice. Each allied surgeon's compensation will be a percentage of the net cash collected by the allied practice after the payment of the service fee and all operating expenses of the allied practice, with such percentage to be determined by the allied practice. The allied surgeon agrees that upon termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the allied practice operates an office, will not solicit former patients of the allied practice, will not solicit referrals from any physician who referred one or more patients to the allied surgeon or the allied practice within the two years prior to the termination, and will limit the methods of advertising in the area in which an allied practice is located.

RESULTS OF OPERATIONS

     We have not conducted any significant operations or earned any operating revenue to date. We will not earn any revenues until the Transfers and the offering are completed. From inception through March 31, 1999, we incurred start-up costs of approximately $5.5 million, consisting primarily of operating expenses such as salaries, consulting fees, rent and professional fees.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our start-up costs primarily through sales of our securities. If the Transfers had occurred on March 31, 1999, we would have had a pro forma working capital deficit of approximately $
million, including the accrual of $          million for cash payable to the
founding practices. We will require capital for the following purposes:

     - to fund the cash portion of the Transfers of approximately $          ;

     - to pay accrued salaries and consulting fees of company employees or
       consultants of approximately $          ;

     - to repay indebtedness of the founding practices of approximately
       $          ;

     - to pay amounts owed to allied practices pursuant to notes issued in the Transfers;

     - to pay, if necessary, operating expenses;

     - to form additional affiliations with plastic surgery practices;

     - to fund corporate costs for providing business services; and

     - to pay certain costs related to the development of satellite offices and related services for allied practices, including site selection and marketing research and support.

     The notes issued in the Transfers bear interest at 8% per annum and provide for equal monthly payments of principal and interest over the five year term of the note.

     Each business services agreement obligates us, with no limitation, to pay the operating expenses of an allied practice. To the extent a practice's operating expenses exceed its revenues, the allied practice will be responsible for the difference. We will record the difference as a receivable from the practice bearing interest at the prime rate as published in The Wall Street Journal plus one percent. Any receivable created will be repaid as an operating expense. This receivable will be repaid after the payment of the service fee and before the allied surgeon receives any compensation. We will fund operating expenses from working capital or borrowings under a credit facility, which we anticipate establishing following the closing of the offering.

     We believe that the net proceeds of the offering, expected cash flow from operations and anticipated borrowings under a credit facility we expect to be established after the offering will be sufficient to fund our ongoing operations and our planned capital needs for the next 12 months. However, if the capital sources above are insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities or increase our anticipated credit facility. To the extent we are unable to obtain a credit facility after the offering, we may not be able to fully implement our acquisition program.

INTEREST RATE RISK

     We do not trade in derivative financial instruments nor do we engage in any commodity trading activities. Our exposure to interest rates relates primarily to our investments of cash and cash equivalents. We invest cash and cash equivalents in financial instruments with original maturities of three months or less. These investments are denominated in U.S. dollars. Any interest earned on these investments is recorded as interest income in the statements of operations. Because of the short maturity of our investments, a near term change in interest rates would not materially affect our financial position, results of operations or cash flows.

IMPACT OF YEAR 2000

     Many computer systems and software products are coded to accept only two-digit entries in date code fields. Beginning the year 2000, these date code fields will need to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with "Year 2000" requirements. Although we believe that our software is Year 2000 compliant, we may discover coding errors or other defects in the future. We have appointed a Year 2000 task force to assess the scope of our risks and bring our applications into compliance. This task force is undertaking its assessment of our compliance and recently began testing our corporate business and information systems. To date, we have discovered few problems during our Year 2000 testing, and we have fixed those identified in our day to day operating environment. We intend to complete the compliance testing in September 1999. To date, we have incurred minimal expenses related to Year 2000 compliance and expect to incur immaterial expenses in 1999 related to Year 2000 compliance. We have not adopted a contingency plan to address possible risks to our systems.

     We rely on a number of software programs and systems provided by third parties, any of which could contain coding which is not Year 2000 compliant. These systems include server software to operate the network servers, software controlled routers, switches and other components of the data network, firewall, security, monitoring and back-up software used by us, as well as desktop PC applications software. In each case, we employ widely available software applications from leading third-party vendors and expect that these vendors will provide any required upgrades or modifications in a timely fashion. However, if any third party software suppliers fail to provide Year 2000 compliant versions of the software, our operations could be disrupted.

     Year 2000 compliance problems also could undermine the general infrastructure necessary to support our operations. For instance, we depend on third-party Internet service providers ("ISPs") or hosting centers to provide connections to the Internet and to customer information systems. Any interruption of service from ISPs or hosting centers could result in a temporary interruption of our services. Any interruption in the security, access, monitoring or power systems at the ISPs or hosting centers could result in an interruption of services. Moreover, it is difficult to predict what effects Year 2000 compliance problems will have on the integrity and stability of the Internet. If businesses and consumers are not able to reliably access the Internet, the demand for our Internet solutions could decline, resulting in an adverse impact to our business, financial condition and results of operations.

                                    BUSINESS

     At the closing of the offering, we will provide business development
services and Internet solutions to our alliance of           Board certified or
Board eligible plastic surgeons located in      metropolitan markets. The
founding practices generated combined revenues of approximately $       million
in 1998. Our alliances with plastic surgeons, combined with our interactive proprietary Internet websites, uniquely position us within the healthcare and information industries.

TODAY'S PLASTIC SURGERY TRENDS

     The market for plastic surgery exceeds $15 billion per year and includes both cosmetic and reconstructive surgery procedures. Cosmetic surgery procedures reshape normal anatomical features to improve the patient's appearance and self-esteem and include elective aesthetic procedures such as facelifts, liposuction and breast augmentations. Cosmetic surgery procedures constitute approximately $10 billion of the industry and remain 100% private pay without government reimbursement pressures. Reconstructive surgery procedures reshape abnormal anatomical features caused by congenital defects, developmental abnormalities, trauma, infection or disease, usually to improve function but also to approximate normal appearance. Management estimates that the revenue from reconstructive procedures constitute approximately 30%, or $5 billion, of the industry and is primarily reimbursed by third party payors.

     Approximately 2.8 million cosmetic surgery procedures were performed in 1998, according to a survey by the American Society of Aesthetic Plastic Surgeons. From 1992 to 1998, facelifts, liposuction and breast augmentations have increased approximately 75%, 260% and 300%, respectively. The market for cosmetic surgery procedures has grown rapidly over the last several years and is expected to continue to grow as a result of various factors, including:

     - Aging of the baby boomer generation;

     - Increasing media attention to and cultural acceptance of cosmetic surgery;

     - Continuing improvements in technology resulting in less invasive procedures and shorter recovery times;

     - Growing awareness of available cosmetic surgery procedures through consumer education; and

     - Increasing availability and access to healthcare information via the Internet.

     The primary market for cosmetic surgery procedures is women ages 19 to 50. In 1997, nearly 85% of all cosmetic surgery procedures performed were for women and approximately 70% were for adults age 50 and under. Recent trends indicate men are having more cosmetic surgery, as evidenced by male liposuction and facelift procedures tripling and doubling, respectively, since 1992.

     The consumer market is served in part by approximately 5,000 Board certified plastic surgeons in the United States. In recent years, fees for reconstructive procedures have declined primarily due to cost containment pressures from third party payors. As a result, many plastic surgeons have attempted to shift the focus of their practices from reconstructive to cosmetic surgery procedures. Plastic surgeons are experiencing increased competition for private pay cosmetic surgery procedures. Physicians practicing in other disciplines, such as ophthalmologists and dermatologists, are performing cosmetic surgery procedures traditionally performed by plastic surgeons, such as eyelid surgery and liposuction, to earn the higher fees associated with these procedures. Consequently, plastic surgeons are attempting to emphasize the importance of having plastic surgery procedures performed by Board certified plastic surgeons.

PROVIDING AN INTERNET SOLUTION

     The Internet is a comprehensive and inexpensive information source dramatically improving information flow, enhancing communications and increasing business opportunities for healthcare providers. Cyber Dialogue estimates that 17 million adults in the U.S. searched online for health information in 1998, an increase of 119% from July 1996, and that approximately 50% of these individuals made purchases after seeking information on the Internet. According to Cyber Dialogue these users are better educated, have higher household incomes and are most often female. The growing interest in cosmetic surgery is creating increased demand for reliable, easy access to cosmetic surgery information. Cosmetic surgery is an elective private pay niche that benefits by direct to consumer information. Consumers of cosmetic surgery procedures are more involved than average healthcare consumers in choosing which procedures are performed, the results they wish to achieve and the surgeons they believe are most qualified to perform the procedure. In addition, the Internet provides cosmetic surgery consumers privacy in researching their choices.

     We are developing two proprietary websites to facilitate the exchange of information via the Internet. Our consumer website content will be designed as a combination of informational and interactive pages to provide the consumer with information about procedures, outcomes and surgeon qualifications. This website will allow us to influence purchase decisions at the consumer level and leverage the clinical expertise and reputation of our allied surgeons. Our surgeon website will allow us to provide allied surgeons online access to our national buying program and facilitate "best practices" study groups among our allied surgeons, while highlighting the benefits of becoming affiliated with us.

     Both our consumer and surgeon websites may feature advertisements for related service providers such as weight reduction clinics, day spas, vitamin supplement providers and athletic club chains. Merchants may purchase advertising on our website in two ways, banner advertising and sponsorships. Banner advertising is generally sold based on the number of impressions received by the advertisement and its position on the website. This type of advertising encourages the user to move to other web pages which describe the advertisers' product and solicits a direct response from the user. Sponsorships are contracts that typically grant advertisers the right to promote their products on a specific portion of the website. Sponsorships are designed to support broad marketing objectives, including branding, awareness, product introductions, research and transactions, generally on an exclusive basis. Accordingly, sponsorships are sold based on their duration, the portion of the website sponsored and the number of impressions delivered.

OUR CONSUMER WEBSITE WILL:

     Capture consumer inquiries regarding cosmetic surgery information and services. The Internet is increasingly the medium of choice for people seeking information and our consumer website will position us to attract consumer inquiries regarding cosmetic surgery procedures. Through print media, radio advertising and a broad search inquiry network of domain names, we will establish a recognizable brand name in the cosmetic surgery market. We intend to build a network of websites from our library of plastic surgery related proprietary domain names in order to capture a broader number of plastic surgery inquiries and information searches. Each website will have its own set of relevant keywords intended to be within a broad topic inquiry search in plastic surgery, ranging from procedures and products to services.

     Inform consumers about cosmetic surgery procedures and related topics. Our website will contain regularly updated, comprehensive information about cosmetic surgery procedures ranging from specific procedures to other health related topics such as wellness, skin care and diet. The quality of the information we provide about cosmetic surgery procedures and related topics should create a relevant and trusted information source. A visitor to our website will be able to view a photo gallery which contains several before and after pictures for each type of procedure. Our website will also consolidate information on new technologies and leading edge procedures.

     Allow consumers to view possible cosmetic changes through online imaging technology. We will offer interactive, online computer imaging which will allow consumers to view possible cosmetic changes for a fee. Computer imaging technology allows a potential consumer of cosmetic surgery procedures to submit a digital photograph, have the image modified to reflect the potential consumer's desired procedure and receive the modified image via e-mail. This technology enhances the potential consumer's ability to more fully evaluate cosmetic surgery alternatives. The fees for this service will provide additional revenue to the company and ensure use by consumers seriously considering a cosmetic surgery procedure.

     Provide online financing plan application and approval. Potential cosmetic surgery consumers will be able to apply directly through our website for financing of cosmetic surgery procedures. The ability to secure financing prior to obtaining a procedure should increase the availability of cosmetic surgery to consumers. A visitor to the website will be able to review options for financing plans, access and submit online applications and receive approval, all from the privacy of home.

     Link consumers with both allied surgeons and subscribing surgeons through our online directory. Each allied surgeon will have their own web page that may be accessed by hyperlinks from our website. Potential consumers can access allied surgeons' web pages by entering their zip code, which will provide a list of allied practices within their local market. Subscribing surgeons are listed on our website directory for the convenience of potential consumers located in areas where we are not affiliated with an allied practice. Prior to linking directly to an allied surgeon's website, a consumer may view a short video introducing the allied surgeon, the patient coordinator, and the services available. The website will also allow potential consumers to research the background, credentials and professional qualifications of the surgeons listed in the surgeon directory. The website will have hyperlinks to the websites of the American Medical Association (providing a listing of individual qualifications such as medical school, residency and hospital association), the Administrators in Medicine, an association of state medical board executive directors (containing state by state information on doctors' backgrounds and any professional misconduct) and the American Board of Medical Specialities (listing Board certification). For our allied surgeon websites, we will also highlight clinical expertise or cosmetic procedure focus, as well as giving information regarding any upcoming seminars offered by the allied surgeon.

     Offer our online magazines, health and beauty products and related magazines and books. We will reinforce our brand awareness through our online magazine. This magazine will present various articles on cosmetic surgery procedures, the latest technological developments and techniques in cosmetic surgery procedures. Our articles will address key topics affecting the cosmetic surgery industry such as the critical nature of choosing a Board certified plastic surgeon to perform cosmetic surgery procedures. A consumer visiting the website may register for a subscription to the Cosmetic Surgery Online Magazine and purchase health and beauty products and related magazines. Our online magazine will be produced quarterly and e-mailed to subscribers, and archived editions will be stored and available on the website. We also intend to partner with recognizable health and beauty product companies to provide related products through our website. Through these partnerships, informational and clinical products, such as skin care products, will be available for purchase through our website.

OUR SURGEON WEBSITE WILL:

     Offer access to our national buying program. Our network of allied surgeons gives us collective buying power to negotiate favorable terms with key suppliers and vendors. Our national buying program includes our negotiated pricing discounts and quantities and types of products available. This information will be available only to the allied surgeons who will be able to choose, through our website, the products and services that we can provide at a lower cost due to our collective buying power. We also intend to negotiate favorable prices and terms with manufacturers and distributors of equipment and technology such as lasers and photographic imaging and ultrasonic liposuction machines.

     Provide an online forum for interaction among our allied surgeons. Our online forum will provide a communication tool for sharing the latest clinical techniques, specialized procedures that affiliates have developed, questions and answers on clinical challenges and comments on experiences with the latest equipment and instruments. We will post strategies and tactics of our most successful allied practices to facilitate knowledge sharing among our allied surgeons. This interactive online forum will be available exclusively to our allied surgeons.

     Describe our business to potential allied surgeons. Plastic surgeons will have access to information outlining the benefits of an alliance with the company, including information about our business development services and Internet solutions. The description of our business is designed to attract potential allied surgeons and to assist us in the recruiting process. This information will include testimonials from allied surgeons who have had success with our various programs, links to allow potential new associates to review our consumer website and the opportunity to post questions and receive an e-mail response from us and our allied surgeons.

     Highlight career opportunities with allied practices. We will provide online information regarding career opportunities for association with our allied surgeons. This information will include the location, a description of the position and a profile of the allied surgeon and practice.

ASSISTING THE DEVELOPMENT OF OUR ALLIED SURGEONS

     We will provide the following business development services to assist our allied surgeons to compete more effectively in the cosmetic surgery market.

     Analyze each practice's operations and develop a strategic plan. Immediately after a plastic surgeon aligns with us, we will conduct an in depth analysis of the practice's operations. The analysis will consist of a comprehensive review of any existing consumer awareness programs, a financial review focused on revenue generated by cosmetic and reconstructive procedures, procurement programs, information systems and patient flow. We will then develop a strategic plan for the practice to improve its weaknesses and capitalize on its strengths. The strategic plan will include recommendations for streamlining operations and improving practice specific consumer awareness programs.

     Profile each practice and its surgeons for inclusion on our physician and consumer websites. Information will be collected on each allied surgeon to complete our standard template webpage. The template webpage will include items such as credentials, specialized procedures, available related services and representative before and after pictures. We will also highlight the staff, the facility and a streaming video introducing the surgeon and the patient coordinator. Each allied surgeon will have this template webpage as part of the plastic-surgery-online.com website. From these surgeon webpages the consumer may either e-mail for an appointment or choose to link directly to the various custom pages that our allied surgeons have established.

     Designate and train patient coordinators. Generally, there is little consistency in the patient management process in plastic surgery practices. Several staff members managing patient consultations results in inefficient patient flow and inhibits effective patient education and counseling. This inefficiency also results in lower patient conversion rates, the measure of the number of patients purchasing procedures after their initial inquiry. In an effort to maximize the efficiency of each allied practice and improve patient education, the company will assist its allied surgeons in designating and training the appropriate person as a patient coordinator. The patient coordinator will manage the initial patient consultation and then proceed to educate the patient and increase the patient's awareness of the various cosmetic surgery procedures that best meet the patient's needs. A well trained patient coordinator should result in more efficient patient management, enhanced patient education and higher patient conversion rates.

     Reengineer patient flow. We will work with allied surgeons to reengineer patient flow in order to increase patient capacity. The patient coordinator will be an important element in the reengineering process by serving as the primary patient educator and counselor, thereby freeing the allied surgeon to focus on performing more cosmetic surgery procedures. In addition, we will also analyze the physical layout of an allied practice to ensure the practice is utilizing its facilities as efficiently as possible. We may recommend reorganizing an allied practice's facilities to move patients through a consultation more efficiently and to enhance the patient's experience. More efficient use of a facility may involve using a treatment room for related services such as hair removal and skin care.

     Develop patient education programs and materials. Patient education at many plastic surgery practices is reactive rather than proactive. We intend to create patient education program manuals and develop written materials for the allied surgeons to complement the efforts of the patient coordinator, which will also be available through our websites. The primary objective of the patient education process will be to fully inform patients about their chosen procedures, raise the patient's awareness of alternative or complementary procedures or services and educate the patient about the allied surgeon's background and clinical expertise. We believe that a better educated patient will increase a practice's conversion rate and sales of related services, is more likely to elect to have a procedure performed and is more likely to be satisfied with the outcome and become a referral source for the surgeon.

     Institute patient financing plans. Elective cosmetic surgery is not covered by third party payors and is not affordable for much of the potential market. By instituting patient financing plans, we can assist our allied surgeons in providing cosmetic services to a segment of the population that would not otherwise be able to afford cosmetic surgery procedures. These financing plans will be available in office and through our proprietary website, allowing potential consumers to determine whether they qualify for financing for a procedure from the privacy of their home or at an allied surgeon's office. Patient financing plans provide consumer access to cosmetic surgery procedures and allow each allied surgeon to reach an expanded audience, thereby increasing the overall potential patient population.

     Implement practice-specific consumer awareness programs. Cosmetic surgery remains a 100% private pay, retail oriented business. As such, reaching the market with consumer awareness program is key to growing a successful plastic surgery practice. Baby boomer demographics indicate a potential for hundreds of thousands of new patients each year, and demand for elective cosmetic surgery continues to grow. We make our expertise available to our allied surgeons in order to assist in developing consumer awareness programs specific to each allied practice. We develop a practice-specific consumer awareness plan incorporating our website capabilities, market demographics, various media vehicles (i.e., seminars, newspaper ads, direct mailings and radio), size of advertising budget, and the available cosmetic surgery procedures and related services.

     Facilitate "best practices" knowledge sharing among allied surgeons. As in most businesses, plastic surgeons have achieved varying degrees of success with their individual practices. Plastic surgery has remained a highly fragmented industry with surgeons unwilling to share secrets for success with perceived competitors. By creating an alliance of plastic surgeons with shared strategic and economic goals, management believes it can create an environment in which each allied surgeon will share its "best practices" with other allied surgeons in order to increase the overall success of the alliance. We will assist in the sharing of "best practices" knowledge by researching and documenting methods and programs in the most successful allied practices by condensing and customizing the most effective strategies into transferable templates to be implemented by other allied practices. These "best practices" will be consolidated and accessible exclusively to the allied surgeons through our website. We will also communicate implementation tactics and results for each new program through newsletters and quarterly allied surgeon educational meetings.

     Introduce related services. We seek to increase the volume of more profitable cosmetic surgery procedures and to assist an allied surgeon in implementing a full complement of related services and products. We will introduce new or additional related services such as hair removal and skin care as appropriate to complement the surgical procedures offered by an allied surgeon. Such services will also serve as a cross-selling opportunity for cosmetic surgery procedures. Comprehensive "capabilities brochures," newsletters, seminars and video news releases are all important to highlight the breadth of our surgeons' expertise and available related services and products.

EXPAND OUR NETWORK OF ALLIED SURGEONS

     We will continue to expand and enhance our network of allied surgeons through the following:

     Expand our market presence. We will seek to align with established plastic surgery practices in new markets. We target Board certified surgeons and those who are eligible for Board certification and will align with surgeons through acquisition or establishment of a management relationship. We have a dedicated development team that seeks to identify surgeons who maintain a reputation for high quality of care within their community and peer group, are located in attractive metropolitan markets and provide an opportunity for increased revenue growth.

     After we identify a potential allied surgeon, our development team will conduct an initial assessment of the surgeon's business. This assessment allows us to determine if the surgeon's business can benefit from our operating model, and includes analyzing operations, personnel and procurement programs.

     Develop and integrate satellite offices in existing markets. We will seek to increase our presence in existing markets through development and integration of satellite offices. If an allied surgeon reaches capacity in an existing office, we will assist our allied surgeon in establishing new satellite offices. Newly established satellite offices will leverage an allied surgeon's market presence and offer a relatively cost effective expansion opportunity. We will assist the allied surgeon by recruiting associate surgeons to staff the satellite office.

     Recruit associate surgeons to work with our allied surgeons. We have established relationships with a number of credentialed plastic surgery residency programs and attend national plastic surgery conferences to increase awareness of the career opportunities through our alliance. We will provide newly trained plastic surgeons an opportunity to practice under the guidance of our allied surgeons and to progress from associate status to equity owner in a practice.

     Enhance our network of allied surgeons through subscriptions to our Internet directory. Subscribing surgeons augment our existing network to create a national directory of plastic surgeons. This network will introduce subscribing surgeons to the benefits of aligning with us.

THE FOUNDING ALLIED PRACTICES

     The        founding allied practices include        Board certified and one
Board eligible plastic surgeons operating        offices located in
metropolitan markets. The founding practices generated combined revenue of approximately $ million in 1998. We believe that each of the founding practices is a leading practice in its market. The founding practices were selected based upon a variety of factors, including:

     - Board certification of allied surgeons, license and good standing;

     - Practice size, historical financial performance and potential for future growth;

     - Geographic location; and

     - Reputation among local consumers and peers within the plastic surgery industry.

     The founding practices are predominantly solo practices. More than 50% of the aggregate founding practice revenues were generated by founding practices focusing on cosmetic surgery procedures. The remaining practices perform between 40% to 80% cosmetic surgery procedures.

                            FOUNDING ALLIED SURGEONS

                           NUMBER OF   NUMBER OF
METROPOLITAN MARKET        SURGEONS     OFFICES
-------------------        ---------   ---------
California
  Los Angeles............
  San Francisco..........
Colorado
  Denver.................
District of Columbia
  Washington.............
Florida
  Ft. Myers..............
  Orlando................
  Miami..................
Georgia
  Atlanta................
Hawaii
  Honolulu...............
Kansas
  Kansas City............
Maryland
  Baltimore..............

                           NUMBER OF   NUMBER OF
METROPOLITAN MARKET        SURGEONS     OFFICES
-------------------        ---------   ---------
New York
  New York...............
North Carolina
  Raleigh................
Ohio
  Cincinnati.............
  Cleveland..............
Oklahoma
  Oklahoma City..........
Oregon
  Portland...............
Pennsylvania
  Philadelphia...........
Texas
  Amarillo...............
  Austin.................
  Houston................
Virginia
  Virginia Beach.........
Washington
  Seattle................
                            -------      -----
                            =======      =====

OPERATIONS

     We will make available support and services to the allied practices, including administrative and back office functions, purchasing, marketing, training and patient education programs. We intend to offer to the allied surgeons a variety of operating procedures and systems designed to improve the productivity and increase the revenue of each allied practice and to achieve economies of scale, such as:

     - national group purchasing contracts for medical and office supplies and equipment, implants and pharmaceuticals;

     - centralized payroll processing and employee benefits packages;

     - appropriate credit and collection policies to accommodate specific needs of the target market of each allied practice;

     - patient flow and work flow enhancements from physical improvements in design of facilities, to increase the number of patients seen and the productivity of the allied surgeons; and

     - promotional programs to include newsletters, direct mail, seminars and patient financing to expand the allied surgeon's patient base.

     Operating efficiencies and economies will be instituted on a per market or per allied practice basis after thorough analysis, including review of work flow, patient flow, aged accounts receivable history, facilities, employee work load and productivity, and employee and patient satisfaction.

GOVERNMENT REGULATION

     Overview. The health care industry is highly regulated, and there can be no assurance that the regulatory environment in which the company operates will not change significantly and adversely in the future. In general, regulation of health care providers and companies is increasing.

     Every state imposes licensing requirements on medical doctors and on their facilities and services. In addition, many states require regulatory approval, including certificates of need, before establishing certain types of health care facilities, offering certain services or making expenditures in excess of statutory thresholds for health care equipment, facilities, or programs. The execution of a business services agreement with an allied practice currently does not require any health care regulatory approval on the part of the company or the allied practice. However, in connection with the expansion of existing operations and the entry into new markets, the company and its allied practices may become subject to additional regulation.

     Health Care Regulations. Federal and state laws regulate the health care industry, the relationships between practice management companies such as the company and physicians, and the relationships among physicians and other providers of health care services.

     Corporate Practice of Medicine. The laws of many states prohibit corporations and other entities that are not owned entirely by medical doctors from employing medical doctors, having control over clinical decisions, or engaging in other activities deemed to constitute the practice of medicine. The company will contract with professional associations (which will be owned by one or more medical doctors), which in turn employ or contract with physicians and other health care providers to provide professional services. The company will perform only non-professional services, will not represent to the public that it provides medical services, and will not exercise influence or control over the practices of the medical doctors employed by the professional associations. The Service Agreements and Consulting Agreements specifically provide that all decisions required by law to be made by licensed physicians or other licensed professionals shall be made by such individuals. While certain shareholders of managed professional corporations that practice medicine may also be involved in company management, they act independently when making decisions on behalf of their professional corporations and the company has no right (and does not attempt to exercise any right) to control those decisions.

  Fee-Splitting and Anti-kickback Laws

     State Law. Many states prohibit "fee-splitting" by physicians with any party except other physicians in the same professional practice association. In most cases, these laws have been construed as applying to the payment of a portion of a fee to another person for referring a patient or otherwise generating business and not to prohibit payment of reasonable compensation for facilities and services (other than the generation of referrals), even if the payment is based on a percentage of the practice's revenues. In addition, most states have laws prohibiting the payment or receipt of any remuneration that is intended to induce referrals for health care products or services. For example, the Florida fee-splitting law prohibits the payment or receipt of any commission, bonus, kickback, or rebate, or engaging in any split-fee arrangement in any form for patient referrals to providers of goods or services. According to a Florida court of appeals decision interpreting this law, it does not prohibit a management fee that is based on a percentage of gross income of a professional practice if the manager does not refer patients to the practice. Other states, such as New York, have fee-splitting statutes that have been interpreted to prohibit any compensation arrangement that is based on a percentage of physicians' revenue.

     Federal Law. The fraud and abuse provisions of the Medicare and Medicaid statutes prohibit the payment or receipt of any remuneration in return for the referral of patients covered by federally funded health care programs such as Medicare and Medicaid, or in return for purchasing, leasing, ordering, or arranging for the purchase, lease or order of any product or service that is covered by such programs, and impose significant penalties for false or improper billings under such programs. In addition, under legislation known as the "Stark Bill," physicians' referrals for certain designated health services to entities with which they have a financial relationship are prohibited unless certain exceptions apply. Violations of these laws may result in substantial civil or criminal penalties, including exclusion from participation in the Medicare and Medicaid programs, or recoveries of prior payment.

     The several laws described above have civil and criminal penalties and have been subject to judicial and regulatory interpretation. They are enforced by regulatory agencies vested with broad discretion in interpreting them. The company's agreements and proposed activities have not been examined by federal or state authorities under these laws and regulations. Currently, the company is not a separate provider of Medicare or state health program reimbursed services. Although the company believes that its operations and those of its allied practices will be conducted so as to comply with all of the foregoing laws, there can be no assurance that such operations will not be successfully challenged as violative of one or more such laws. In addition, these laws and their interpretation vary from state to state. The regulatory framework of certain jurisdictions may limit the company's expansion into, or ability to continue operations within, such jurisdictions if the company is unable to modify its operational structure to conform with such regulatory framework. Any limitation on the company's ability to expand could have an adverse effect on the company. See "Risk Factors-Government Regulation May Detrimentally Affect Us."

     Impact of Healthcare Reform. The United States Congress has considered various healthcare reform proposals, including comprehensive revisions to the current healthcare system. It is uncertain what legislative proposals will be adopted in the future or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any healthcare reform proposals or legislation. Changes in the healthcare industry, such as the growth of managed care organizations or provider networks, may result in lower payment levels for the services of the allied surgeons and lower revenues for us.

     Internet Regulation. There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, visitor privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws may have an adverse effect on our Internet business. In addition to Internet regulation, our websites may be subject to numerous state and federal laws that govern the delivery of healthcare services and goods in the United States. These laws range from laws prohibiting the offer, payment or receipt of remuneration to induce referrals to entities providing healthcare services and goods to licensure requirements as well as special protection for healthcare data. These laws are complex and are under constant revision and interpretation. These laws and their active enforcement, particularly in the areas of healthcare fraud, affects the way all healthcare providers structure their business relationships and deliver healthcare services and goods. New developments in this area could affect the structure and operation of our Internet business. In the event some state or federal regulatory agency determined that our relationship with one or more of our advertisers that delivers healthcare services or goods violate any such laws, then we could be subjected to fines and other costs and could be required to revise or terminate that portion of our business.

     Liability for Information Retrieved from Our Websites and from the Internet. Content may be accessed on our websites and this content may be downloaded by visitors and subsequently transmitted over the Internet. This could result in claims against us based on a variety of theories, including defamation, practicing medicine without a license, malpractice, obscenity, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. Some of these types of claims have been brought, sometimes successfully, against providers of Internet services in the past. In addition, we may be subject to claims alleging that, by directly or indirectly providing links to other websites, we are liable for copyright or trademark infringement or the wrongful actions of third parties through their respective websites. Any claims brought against us in this respect may have a material and adverse effect on our business.

     Domain Names. Domain names are Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. We have registered our URLs and approximately 25 domain names. There can be no assurance that our domain names will not lose their value, or that we will not have to obtain entirely new domain names in addition to or in lieu of our current domain names if reform efforts result in a restructuring of the current system.

     Jurisdiction. Due to the global nature of the Internet, it is possible that, although transmissions by us over the Internet originate primarily in the United States, the governments of states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition. In addition, as our service is available over the Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. We have not qualified to do business as a foreign corporation in every jurisdiction. This failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in such jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, financial condition, and results of operations.

COMPETITION

     There are several companies that affiliate with physicians in the area of plastic surgery and the company realizes that additional entities may enter this market. The company intends to capitalize on the reputations and relationships of the founding practices and their allied surgeons to assist it in affiliating with additional plastic surgery practices. Based on the company's experience with the founding practices, management believes that its emphasis on high quality patient care and its business, marketing, technological and practice-growth support systems will encourage plastic surgeons to affiliate with the company.

     The business of providing plastic surgery services is highly competitive in each market in which the allied surgeons operate. Allied surgeons compete with plastic surgeons that maintain single offices or operate a single satellite office, as well as with plastic surgeons that maintain group practices or operate in multiple offices. Allied surgeons also compete with general surgeons and dermatologists and ophthalmologist who provide certain plastic surgery services. The provision of plastic surgery services by such general practitioners and dermatologists has increased in recent years. The company believes that with the operations and growth strategies outlined above, the allied surgeons will continue to be leaders in their respective markets.

     The company is aware of several entities that provide healthcare information through the Internet. These entities will compete with the company in efforts to provide relevant healthcare information to the Internet consumer and establish brand loyalty to their websites. All of these companies compete with us for visitor traffic. We expect competition to continue to increase as there are no substantial barriers to entry in our market. Increased competition could result in reductions in fees we receive for subscription services, reduced visitor traffic to our website, or loss of market share. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services. Our principal competitors in the Internet sector of our business are Onhealth, HealthOasis, Intelihealth, iVillage, Thrive Online, Mediconsult and WebMD.

SEASONALITY

     The allied practices typically experience a significant decrease in demand for and revenue from cosmetic surgery procedures during July and August.

EMPLOYEES

     Upon completion of the Transfers, the company will employ an aggregate of
approximately      full-time employees. None of the company's employees are
represented by a collective bargaining agreement. The company considers the relationship with its employees to be good.

INTELLECTUAL PROPERTY

     The company has not applied for federal registration of the service mark "The Plastic Surgery Company." The company intends to use this name in its marketing and advertising campaigns in order to associate the name The Plastic Surgery Company with a reputation for nationwide quality plastic surgery care.

LITIGATION AND INSURANCE

     The company has no pending litigation that if adversely determined would have a material adverse effect on its operations. The company maintains general liability insurance for itself and on behalf of the allied practices and it is anticipated that, where permitted by applicable law and insurers, the company will be named as an additional insured under the policies of the allied practices. The allied surgeons maintain professional liability insurance covering the delivery of health services. Also, the company is indemnified under the Business Services Agreements for liabilities it incurs as a result of the performance of medical services by allied surgeons. Successful malpractice claims against allied practices could have an adverse effect on the company's profitability. While the company believes it has adequate liability insurance coverage, there can be no assurance that a pending or future claim or claims will not be successful or, if successful, will not exceed the limits of available insurance coverage. There can also be no assurance that coverage will continue to be available at acceptable costs and on favorable terms.

FACILITIES

     The company leases approximately 2,900 square feet of office space in Santa Barbara, California for its headquarters and approximately 2,600 square feet of office space in Atlanta, Georgia.

                                   MANAGEMENT

     The following table sets forth the age and position of each of our executive officers and directors:

NAME                                         AGE                    POSITION
----                                         ---                    --------
Jonathan E. Wilfong........................  50    Chairman of the Board
Dennis E. Condon(1)........................  50    President, Chief Executive Officer and
                                                   Director
David H. Challoner.........................  39    Chief Development Officer and Chief
                                                   Operating Officer
Patricia A. Altavilla......................  41    Executive Vice President of Marketing and
                                                     Business Planning
Robert A. Ersek, M.D., F.A.C.S.(1).........  60    Director
John C. Schantz, M.D., F.A.C.S.(1).........  56    Director
W. Grant Stevens, M.D., F.A.C.S.(1)........  45    Director

(1) Agreed to serve as directors upon the closing of the offering.

EXECUTIVE OFFICERS AND DIRECTORS

     Jonathan E. Wilfong, Chairman of the Board. Mr. Wilfong is a founder of the company, served as Chief Executive Officer until June 1998, and has served as Chairman of the Board of Directors since 1997. From June 1996 to May 1997, Mr. Wilfong served as a consultant for OrthAlliance, Inc., a public company which provides business development services to orthodontic practices, and from May 1997 to the present he has served as Chairman of the Board of OrthAlliance, Inc. In 1996, Mr. Wilfong founded Newfound Capital Associates, an investment banking advisory firm. Mr. Wilfong is a Certified Public Accountant, and from 1983 to 1996 was a partner with Price Waterhouse LLP in Atlanta, Georgia and Greenville, South Carolina where he worked primarily with high growth companies.

     Dennis E. Condon, President, Chief Executive Officer and Director. Mr. Condon has served as President and Chief Executive Officer of the company since June 1998 and will be appointed a director of the company immediately upon the closing of the offering. From 1984 until joining the company, Mr. Condon was employed by Mentor Corporation, an international supplier of medical products and technology ("Mentor"), serving from 1991 to 1998 as President of the Mentor's medical device division specializing in aesthetic surgery implants and electromechanical medical instrumentation.

     David H. Challoner, Chief Development Officer and Chief Operating
Officer. Mr. Challoner joined the company as Chief Development Officer in October 1997 and became Chief Operating Officer in January 1998. From August 1994 to September 1997, Mr. Challoner directed the start-up of Rejuve, Inc., a cosmetic laser center company, and served as its Chief Development Officer. From 1993 to 1994, Mr. Challoner founded and was President of Ocupro, Inc., an ophthalmology practice management company. In December 1994, Ocupro merged with Equivision, Inc. (subsequently Equimed, Inc.) and Mr. Challoner served in a development capacity for Equimed, Inc., until July 1996.

     Patricia A. Altavilla, Executive Vice President of Marketing and Business Planning. Ms. Altavilla has served as Vice President of Marketing and Business Planning of the company since August 1998. From 1984 to 1998, Ms. Altavilla was employed by Mentor, serving as Vice President of Marketing since 1993.

     Robert A. Ersek, M.D., F.A.C.S., Director. Dr. Ersek has agreed to serve as and will be appointed a director of the company immediately upon the closing of the offering. Dr. Ersek has been practicing plastic surgery in Austin, Texas since 1978. In 1996, he formed Personique, Inc., a company focusing on patient orientation and handling procedures. Dr. Ersek is the former President of both the Austin Plastic Surgery Society and the Lipoplasty Society of Board Certified Plastic Surgeons of North America. Since 1970, he has served as the Medical Director and a member of the Board of Directors of Genetic Laboratories Wound Care, a wound care product manufacturing company, now a wholly-owned subsidiary of Derma Science. Dr. Ersek is a member of the American Medical Association, a fellow of the American College of Surgeons and the

American Board of Plastic Surgery, American Society of Plastic and Reconstructive Surgeons, and American Aesthetic Surgery Society. Dr. Ersek received his M.D. in 1966 from Hahnemann University Medical School, performed an internship and general surgery residency at the University of Minnesota, a residency in plastic surgery at Tulane University and a fellowship in plastic surgery at the University of Mississippi.

     John C. Schantz, M.D., F.A.C.S., Director. Dr. Schantz has agreed to serve as and will be appointed a director of the company immediately upon the closing of the offering. Dr. Schantz founded Plastic Surgery Associates, P.C., in Lancaster, Pennsylvania in 1978. He currently serves as the Chief of the Division of Plastic Surgery at Lancaster General Hospital and serves on the active staff of HealthSouth Surgery Center of Lancaster. He is a member of the Governing Board, Department of Surgery and serves as Chairman, Surgical Practice Council at the Lancaster General Hospital. He is a member of the American Society of Plastic and Reconstructive Surgeons and a fellow of the American College of Surgeons. Dr. Schantz received his M.D. in 1971 from Hahnemann Medical College and completed his residency training at the Hershey Medical Center, Hershey, Pennsylvania.

     W. Grant Stevens, M.D., F.A.C.S., Director. Dr. Stevens has agreed to serve as and will be appointed a director of the company immediately upon the closing of the offering. Dr. Stevens has served as President of W. Grant Stevens, M.D., Inc. (d/b/a/ Plastic Surgery Associates), a founding practice, since 1988. Dr. Stevens is a Board Certified Diplomate of the American Board of Plastic Surgery and is a member of the American Society of Plastic and Reconstructive Surgeons, The American Society of Aesthetic Plastic Surgery, the California Society of Plastic Surgeons, as well as several other professional societies. Dr. Stevens is also on the clinical faculty at U.C.L.A. Dr. Stevens served as Chairman of the Department of Surgery and was on the Medical Executive Committee at Daniel Freeman Marina Hospital from 1989 through 1996. Dr. Stevens is an editorial advisory board member of Cosmetic Surgery Times, Plastic Surgery Products, and Wounds: A Compendium of Current Research and Practice. Dr. Stevens received his M.D. with honors in 1980 from the Washington University School of Medicine in St. Louis, Missouri, where he also completed his plastic surgery training. Dr. Stevens also received the Special Congressional Certificate of Recognition and the Distinguished Service Citation from the Medical Board of California.

BOARD OF DIRECTORS

     Classification of Board of Directors. The company's board of directors is divided into three classes, which consist, as nearly as practicable, of one-third of the total number of directors serving on the board. The board may have up to nine members and is currently composed of one member. Immediately prior to consummation of the Transfers, the board will be expanded to eight members. The members of each class serve staggered three-year terms. The initial term of class I expires at the annual shareholders' meeting in 2000, the initial term of class II expires at the annual shareholders' meeting in 2001, and the initial term of class III expires at the annual shareholders' meeting in 2002. Dr. Schantz will be a member of class I, Drs. Ersek and Stevens will be members of class II; and Mr. Wilfong is, and Mr. Condon will be members of class III.

     Directors appointed will serve until their respective successors are elected and qualified. At each annual meeting of shareholders, or at a special meeting of shareholders called for purposes that include the election of directors, directors will be appointed to succeed those in the class whose terms then expire, with each director so appointed to serve for a term of three years.

     Additional Directorships, Vacancies and Removal of Directors. The board is authorized to create additional directorships and abolish any vacant directorships. Newly created directorships and vacancies may be filled by a majority vote of the remaining directors then in office, to hold office until the next annual meeting of shareholders, and until their successors shall be appointed and qualified. In accordance with the Georgia Business Corporation Code ("GBCC") provisions pertaining to a company whose board is classified, the company's bylaws provide that directors may be removed with or without cause by the shareholders only at a shareholders' meeting for which notice of the removal action has been given. The directors elected by a particular voting group may be removed only by the shareholders in that voting group.

BOARD COMMITTEES

     The board has an executive committee, a nominating committee, an audit committee and a compensation committee. The executive committee is authorized to take all action which may be delegated by the board under the GBCC. The nominating committee recommends candidates for election to the board, examines the performance of incumbent directors and makes recommendations concerning the retention of directors. The audit committee recommends the annual appointment of the company's auditors, with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by the company in financial reporting and the adequacy of the company's internal control procedures. The compensation committee administers the Employee Stock Plan. See "-- Stock Plans -- Administration." The compensation committee also has the responsibility for reviewing and approving salaries, bonuses and other compensation including benefits of executive officers.

DIRECTOR COMPENSATION

     Members of the board are reimbursed for their out-of-pocket expenses for each meeting attended, but otherwise serve without cash compensation. The company has adopted the 1998 Non-Employee Director Stock Plan, pursuant to which each non-employee director (the "Outside Directors") receives a nondiscretionary grant to purchase 5,000 shares of common stock upon his or her election or appointment to the board and, if serving as an Outside Director following the annual meeting each year, an additional non-discretionary grant for the purchase of 5,000 shares of common stock. See "-- Stock Plans -- Non-Employee Director Plan."

COMPENSATION COMMITTEE INTERLOCKS

     The company had no compensation committee prior to the offering. Prior thereto, the Board (Mr. Wilfong) determined executive compensation. No executive officer of the company serves as a member of a compensation committee or as a director of any entity of which any of the company's directors serve as an executive officer.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     In accordance with the GBCC, the Articles provide that no director will be personally liable for breach of fiduciary duty as a director except for (i) any appropriation, in violation of the director's duties, of any business opportunity of the company; (ii) acts or omissions that involve intentional misconduct or a knowing violation of the law; (iii) liability under Section 14-2-832 of the GBCC (or any successor provision or redesignation thereof), which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) any transaction from which the director derived an improper personal benefit. This provision does not eliminate a director's fiduciary duties; it merely eliminates the possibility of damage awards against a director personally which may be occasioned by certain unintentional breaches (including situations that may involve grossly negligent business decisions) by the director of those duties. The provision has no effect on the availability of equitable remedies, such as injunctive relief or rescission, which might be necessitated by a director's breach of his or her fiduciary duties. However, equitable remedies may not be available as a practical matter where transactions (such as merger transactions) have already been consummated. The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the company and its shareholders.

     The Bylaws provide that the company shall indemnify and hold harmless each of its directors, officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the company, against any expenses (including, but not limited to, attorney's fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnifica-tion shall be made for (i) any appropriation, in violation of the director's duties, of any business opportunity of the company; (ii) acts or omissions that involve intentional misconduct or a knowing violation of the law; (iii) any liability under Section 14-2-832 of the GBCC (or any successor provision or redesignation thereof), which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions; or (iv) any transaction from which the director derived an improper personal benefit. The Bylaws provide that the company shall have the power to purchase and maintain insurance on behalf of any director, officer, employee or agent of the company against any liability asserted against and incurred by such person in any such capacity, whether or not the company has the power to indemnify such person against such liability at that time under the Articles or Bylaws.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to all compensation paid or accrued in the fiscal years ended December 31, 1997 and 1998, for services rendered in all capacities to the company by the Chief Executive Officer and other officers of the company earning in excess of $100,000. The company was incorporated in April 1997 and did not conduct any operations prior to that time.

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION
                                                             --------------------------------------
                                                                                     OTHER ANNUAL
                                                     YEAR    SALARY(1)   BONUS(2)   COMPENSATION(3)
                                                     ----    ---------   --------   ---------------
Dennis E. Condon...................................  1998    $100,000    $ 30,000        $ --
  President, Chief
  Executive Officer
  and Director
Jonathan E. Wilfong................................  1998     264,750     150,000          --
  Chairman of the Board,                             1997     187,250          --          --
  former Chief Executive
  Officer
David H. Challoner.................................  1998     195,000          --         900
  Chief Development                                  1997      52,500          --          --
  Officer and Chief
  Operating Officer

(1) Includes total accrued and unpaid salary of $16,666 for Mr. Condon, $316,000 for Mr. Wilfong and $124,500 for Mr. Challoner and amounts paid under consulting agreements. See "Certain Transactions."

(2) All bonus amounts are accrued and unpaid.

(3) Represents health insurance premium reimbursements.

OPTION GRANTS DURING LAST FISCAL YEAR

     The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during 1998, including the potential realizable value over the 10 year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. In 1998, the Company granted options to acquire up to an aggregate of 90,000 shares to employees, all under the Company's Stock Option Plan and all at an exercise price equal to not less than the fair market value of the common stock on the date of grant as determined in good faith by the board of directors.

                                                                                                POTENTIAL
                                                       INDIVIDUAL GRANTS                        REALIZABLE
                                      ---------------------------------------------------    VALUE AT ASSUMED
                                        NUMBER                                               ANNUAL RATES OF
                                          OF        PERCENT OF                                    STOCK
                                      SECURITIES   TOTAL OPTIONS                            PRICE APPRECIATION
                                      UNDERLYING    GRANTED TO     EXERCISE                 FOR OPTIONS TERMS
                                       OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------
NAME                                   GRANTED      FISCAL 1998      SHARE        DATE        5%        10%
----                                  ----------   -------------   ---------   ----------   -------   --------
Dennis E. Condon(1).................    60,000             67%       $5.00      6-15-03     $82,884   $183,153

(1) Does not reflect options to purchase 300,000 shares of common stock to be granted with the closing of the offering with an exercise price equal to the initial public offering price.

     No Named Executive Officer exercised any stock option during the fiscal year ended December 31, 1998. The following table sets forth certain information regarding stock options held as of December 31, 1998 by the Named Executive Officers. The "Value of Unexercised In-the-Money Options at December 31, 1998"
is based upon a value of $          per share, the initial public offering
price, minus the per share exercise price, multiplied by the number of shares underlying the option.

                                                               FISCAL YEAR-END OPTION VALUES
                                                 ----------------------------------------------------------
                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                 OPTIONS AT DECEMBER 31, 1998      AT DECEMBER 31, 1998
                                                 ----------------------------   ---------------------------
NAME                                             EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------    -------------   -----------   -------------
Dennis E. Condon...............................    60,000            --

EMPLOYMENT AGREEMENTS

     The company has entered into employment agreements with Mr. Condon, Mr. Challoner, and Ms. Altavilla providing for annual base salaries of $200,000, $150,000 and $150,000, respectively, with Mr. Condon, Mr. Challoner, and Ms. Altavilla being eligible for a cash bonus of up to 30% of his or her base salary if certain annual financial performance targets are met. Pursuant to the agreements, the company granted Mr. Condon and Ms. Altavilla options to purchase 60,000 and 30,000 shares of common stock, respectively, at an exercise price of $5.00 per share with such options vesting on June 15, 1998 and August 1, 1998, respectively. Additionally, the company will grant at the closing of the offering options for the purchase of common stock to each of Mr. Condon, Mr. Challoner, and Ms. Altavilla for 300,000, 150,000 and 150,000, shares respectively at the price to the public in the offering with 20% of these options vesting upon the effective date of the offering and the remainder vesting 20% per year on each of the first four anniversary dates of the offering. Each of these employment agreements is for an initial term of five years with an automatic renewal for successive one year terms unless prior notice of termination is provided. The company may terminate an employment agreement (i) for cause, (ii) without cause upon 30 days prior written notice, or (iii) upon death or disability of the employee. The employee may terminate the employment agreement within 120 days after a constructive termination (as defined therein). In the event the employee's employment with the company (i) is terminated by the company without cause, (ii) is terminated by the employee within 120 days following a constructive termination, or (iii) upon occurrence of a change in control (as defined therein) followed within ninety (90) days by the termination of employment by the employee, the company will pay the employee on the date of termination (a) severance pay in the amount of two times the applicable annual base salary, (b) the portion of the employee's base salary accrued but unpaid from the last monthly payment date to the date of termination, (c) specified expense reimbursements, (d) a pro-rata portion of the annual maximum bonus for the year in which the termination occurs, and (e) an amount equal to two times the amount of the bonus actually earned by the employee the prior calendar year, provided if the termination occurs during the first year of employment, the employee will receive an amount equal to two times the pro-rata portion of the annual maximum bonus for the first year.

     Each agreement prohibits the employee from competing with the company for a period of two years following termination of employment.

STOCK PLANS

     The company has adopted the 1998 Employee Stock Option Plan and the 1998 Non-Employee Director Stock Plan (together, the "Stock Plans"). The company intends to register the shares of common stock issuable upon exercise of options granted under the Stock Plans and, upon registration, such shares will be eligible for resale in the public market, subject to applicable rules and regulations of the Securities Act.

     1998 Employee Stock Option Plan. The board has adopted and the shareholders have approved the company's 1998 Employee Stock Plan (the "Employee Plan"). Awards under the Employee Plan are to be determined by the compensation committee and granted to officers and employees of the company in the form of incentive or non-incentive stock options. The Employee Plan may be terminated by the board at any time.

     A total of 1,000,000 shares of common stock are reserved for issuance pursuant to the Employee Plan, subject to certain anti-dilution provisions. Options for the purchase of 655,000 shares of common stock will be granted at the closing of the offering to certain officers and employees of the company at an exercise price equal to the price to the public in the offering. These options vest 20% upon the closing of the offering with the balance vesting 20% per year on the first through fourth anniversary dates of the date of grant. All options expire five years from the date of grant; however, Mr. Condon and Ms. Altavilla have been granted non-qualified options under the Stock Plans for the purchase of 60,000 and 30,000 shares of common stock, respectively, at an exercise price of $5.00 per share, and which options vested 100% upon the effective date of their respective employment agreements. See
"Management -- Employment Agreements."

     1998 Non-Employee Director Stock Plan. The board has adopted and the shareholders have approved the 1998 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). Awards under this plan are to be granted to Outside Directors to purchase shares of company common stock.

     A total of 200,000 shares of common stock are reserved for issuance to the Outside Directors pursuant to the Non-Employee Director Plan. Each person who is elected or appointed as an Outside Director will be granted a nondiscretionary option to purchase 5,000 shares of common stock at the time of his or her election or appointment. Commencing in 2000, each person who continues to serve as an Outside Director following the annual meeting each year will receive a nondiscretionary option to purchase 5,000 shares of common stock. Options issued to Outside Directors pursuant to this plan will be non-qualified stock options, and will expire ten years from the date of the grant. The exercise price shall be equal to the average closing bid price for the five trading days before the annual meeting date or election or appointment, as applicable. Options issued to Outside Directors become exercisable on the first anniversary of the date of grant.

     Administration of the Stock Plans. The Employee Plan will be administered by the compensation committee of the board. The Non-Employee Director Plan is intended to be self-governing. With respect to the Employee Plan, the compensation committee will determine the persons to whom, and the times at which, awards are granted, the types of awards granted, certain amendments to the plan and all other related terms and conditions of the awards, subject to the terms, conditions and limitations set forth in the Employee Plan. Under the Employee Plan, the compensation committee must consist of at least two directors, and with respect to grants of options or awards to any persons subject to Section 16 of the Exchange Act, the committee must consist of at least two directors who are Non-Employee Directors under Rule 16b-3.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of common stock as of May 13, 1999 and as adjusted to reflect the completion of this offering by:

     - each of the company's directors and executive officers;

     - all directors and executive officers of the company as a group; and

     - each person who is known by the company to own beneficially more than 5% of the common stock.

                                                           NUMBER OF SHARES        PERCENTAGE OF COMMON
                                                        BENEFICIALLY OWNED(2)              STOCK
                                                        ----------------------   -------------------------
                                                                                 BEFORE THE     AFTER THE
NAME AND ADDRESS(1)                                                              OFFERING(3)   OFFERING(3)
-------------------                                                              -----------   -----------
Jonathan E. Wilfong
Dennis E. Condon
David H. Challoner
Robert A. Ersek
John C. Schantz
W. Grant Stevens
( persons)

 *  Less than 1%
(1) Except as indicated, the address of each person named in the table is c/o The Plastic Surgery Company, 104 West Anapamu Street, Suite G, Santa Barbara, California 93101.
(2) Beneficial ownership includes shares of outstanding common stock and shares of common stock that any person has the right to acquire within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3) Assumes no exercise of the underwriters' over-allotment option.

                              CERTAIN TRANSACTIONS

     Simultaneously with and as a condition to the closing of the offering, the company will close certain Transfers which will be accounted for under SAB 48 pursuant to which it will acquire certain operating assets of, or the stock of founding practices in exchange for cash and shares of common stock and enter into business services agreements with these founding practices.
In addition, the company will close Transfers with                founding
practices which will be accounted for at the fair value of the assets. Each of these transactions was individually negotiated between the company and each founding practice with respect to all material terms including, without limitation, valuation. The company's executive officers and Mr. Wilfong negotiated the transactions with the founding practices. The aggregate consideration to be paid by the company to these founding practices upon closing
of the offering is approximately $  million, consisting of        shares of
common stock and approximately $ million in cash and the delivery of
approximately $       in notes. The cash portion of the consideration will be
paid from proceeds received by the company in the offering. Drs. Ersek, Schantz and Stevens, all of whom will be directors of the company, will receive
               ,                and                shares of common stock,
respectively, and $          , $          and $          in cash, respectively,
as a result of the Transfers. The consideration that the company has agreed to pay each of the founding practices of Drs. Ersek, Schantz and Stevens was calculated in the same manner as the consideration for each of the other founding practices.

     Upon the closing of the Transfers, the company will enter into a business services agreement and employment agreement with each of Drs. Ersek, Schantz and Stevens, substantially on the terms described for such agreements in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business Services Agreements."

     In June of 1997, the company entered into a consulting agreement (as amended on September 30, 1998) with Mr. Wilfong, the chairman of the company's board of directors. Under his consulting agreement, Mr. Wilfong has agreed to provide financial and general business services to the company, and the company has agreed to pay Mr. Wilfong a consulting fee of $428,000 for such services. This consulting fee is payable in monthly installments of $8,000, with the balance, net of payments made through September 30, 1998, payable at the effective date of the offering. From September 30, 1998 to the earlier of (i) September 30, 1999 or (ii) 90 days after the effective date of the offering, Mr. Wilfong will receive monthly payments of $8,000. Mr. Wilfong will also receive a bonus accrued and earned in 1998 of $150,000 payable upon the closing of the offering.

     In June of 1997, the company entered into a consulting agreement with Robert D. Garces. Under his consulting agreement, Mr. Garces agreed to provide financial and general business services to the company, and the company agreed to pay Mr. Garces a consulting fee of $428,000 for these services. This consulting fee was payable in monthly installments of $8,000, through September 30, 1998 and $500 from September 30, 1998 through the earlier of September 30, 1999 or the effective date of the offering. The balance, net of these payments, is payable at the effective date of the offering.

     Under a consulting agreement that terminated on September 30, 1998, the company paid Mr. Challoner $110,500 and issued him a warrant to purchase 100,000 shares of common stock at $2.50 per share, exercisable on or before October 1, 2002. Mr. Challoner will receive an additional $99,500 upon the closing of the offering.

     On May 13, 1999, the company sold warrants to purchase 1,390,204 shares of common stock at an exercise price per share equal to $2.50. The purchase price was $.50 per share. The company received cash proceeds of $303,852 from the sale of these warrants. The company received notes from Mr. Wilfong (Chairman of the Board), Mr. Condon (President and Chief Executive Officer), and Ms. Altavilla (Executive Vice President of Marketing and Business Planning) in the amount of $350,000, $12,500 and $8,750, respectively, for the $.50 per share purchase price of the warrants. The notes are full recourse notes that mature three years from the date of issuance and accrue interest at a rate of 8% per annum. Interest is payable on a quarterly basis beginning the first quarter after the closing of the offering, but no later than September 30, 1999. The warrants may be exercised in whole or in part for a five year term commencing on the date of issuance. The warrants are not subject to adjustment for split up, stock dividends or any other reorganization of the Company's outstanding stock. The Company recorded an expense related to the issuance of these warrants based on the fair value of the Company's common stock on the date of issuance of $5.00 per share.

     Warrants to purchase an aggregate of 146,500 shares of common stock with an exercise price per share equal to the initial public offering price, exercisable for a five year term commencing on the closing of the offering, will be granted to the following allied surgeons: 75,000 to Dr. Stevens (also a director of the company) for referring allied surgeons for affiliation with the company and assistance in the recruitment of officers of the company, and 8,750 to Dr. Dinner, 8,750 to Dr. Ellenby, 10,000 to Dr. Jewett, 30,000 to Dr. Schlesinger, 10,000 to Dr. Singer, and 4,000 to Dr. Terino for referring allied surgeons for affiliation with the company. The company will record expense related to these warrants at the closing of the offering.

     The company also issued warrants to individuals not affiliated with the company to purchase an aggregate of 125,000 shares of common stock with an exercise price per share equal to the initial public offering price, exercisable for a five year term commencing on the date of the offering, for referring allied surgeons to the company. The company will record expense related to these warrants at the closing of the offering.

     On May 12, 1999, the company issued warrants to purchase 100,000 shares of common stock to Mr. Condon and warrants to purchase 10,000 shares of common stock to Ms. Altavilla for an exercise price per share equal to $2.50. The warrants are not subject to adjustment for split up, stock dividends or any other reorganization of the company's outstanding stock. The company will record expense related to the issuance of these warrants based on the fair value of the company's common stock on the date of issuance of $5.00 per share.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the capital stock of the company is not intended to be complete and is subject to the provisions of the Articles and Bylaws, copies of which have been included as exhibits to the Registration Statement of which this Prospectus forms a part, and the applicable provisions of the GBCC. The following discussion is qualified in its entirety by reference to such exhibits.

     The company has authority to issue up to 100,000,000 shares of common stock, no par value per share. Immediately prior to the date of the offering, shares of common stock were issuable pursuant to outstanding options to purchase common stock granted to certain of the company's named executive
officers and           shares of common stock were issuable pursuant to warrants
to purchase common stock. As of the completion of the Transfers, there will be shares of common stock issued and outstanding.

COMMON STOCK

     As of March 31, 1999, there were 1,940,000 shares of common stock outstanding and held of record by 58 shareholders.

     Each holder of common stock is entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of common stock are entitled to such dividends as may be declared from time to time by the board out of funds legally available therefore, subject to any contractual limitations. Holders of common stock will participate as one class with respect to any dividends declared and paid on the stock. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of common stock. The holders of common stock will share ratably in all assets of the company remaining after the payment of liabilities in the event of any dissolution, liquidation, or winding up of the company. All presently issued and outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

     The Articles authorize the Board of Directors, from time to time and without any stockholder action or approval, to provide for the issuance of up to 20,000,000 shares of preferred stock, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date hereof, the Board has not provided for the issuance of any series of preferred stock, and there are no agreements or understandings for the issuance of any preferred stock. Because of its broad discretion with respect to the creation and issuance of preferred stock without stockholders approval, the Board could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of the company.

WARRANTS

     Warrants for the purchase of           shares of common stock have been
issued and are outstanding. The exercise price per share of the warrants is equal to (i) $5.00 or (ii) $2.50 per share. For a more detailed discussion of these warrants, see "Certain Transactions."

GEORGIA ANTI-TAKEOVER STATUTES

     The GBCC restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be covered by these statutes. The company has elected to be covered by these restrictions.

     The GBCC business combination statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia, and where the acquiror became an "interested shareholder" of the corporation, unless either (i) prior to such time, the board approves either the business combination or the transaction by which such shareholder became an interested shareholder, (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the company which was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the company, or (iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the company. Under the relevant provisions of the GBCC, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the company having an aggregate book value of 10% or more of the company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder, (ii) the liquidation or dissolution of the company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the company, other than in the ordinary course of business, and (v) certain other transactions involving the issuance or reclassification of securities of the company which produce the result that 5% or more of the total equity shares of the company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the GBCC to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the company, or any person that is an affiliate of the company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaws which made the provisions applicable to the company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition. The statute restricting business combinations is broad in its scope and is designed to inhibit unfriendly acquisitions.

     The GBCC fair price statute prohibits certain business combinations between a Georgia corporation and an "interested shareholder" unless (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by the continuing directors, (iii) the business combination is recommended by at least two-thirds of the continuing directors of the company and approved by a majority of the votes entitled to be cast by holders of common stock, other than the common stock beneficially owned by the interested shareholder who is a party to the business combination, or (iv) the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period. For these purposes, "business combination" generally includes any merger, asset-sale, share exchange, or other transaction resulting in a financial benefit to an interested shareholder, defined to mean a person who is the beneficial owner of 10% or more of the common stock. The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

ANTI-TAKEOVER EFFECTS

     The foregoing provisions of the Articles and Bylaws and GBCC could discourage potential acquisition proposals and could delay or prevent a change in control of the company. These provisions are intended to enhance the continuity and stability of the board and the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change in control of the company. These provisions are also designed to reduce the vulnerability of the company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions, however, may discourage third parties from making tender offers for the company's shares. As a result, the market price of the common stock may not benefit from any premium that might occur in anticipation of a potential or actual change in control. Such provisions also may have the effect of preventing changes in the management of the company.

The board is classified into three classes, consisting, as nearly as practicable, of one-third of the total number of directors serving on the board, which will total eight (8) directors immediately upon the closing of the offering. The members of each class will serve staggered one, two and three year terms and, thereafter, for successive three year terms. This provision for directors' terms could also discourage potential acquisition proposals and could delay or prevent a change in control of the company.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

     After this offering,                shares of common stock will be
outstanding shares if the underwriters exercise their over-allotment options and shares of common stock issuable upon the exercise of exercisable outstanding options). See "Capitalization." Of these shares, the
shares (               shares if the underwriters exercise their over-allotment
options in full) sold in this offering will be freely tradeable without restriction under the Securities Act except for any shares purchased by "affiliates" of the company as defined in Rule 144 under the Securities Act. The
remaining                shares are "restricted securities" within the meaning
of Rule 144 under the Securities Act. The restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.


     Our officers and directors and all shareholders including the selling shareholders in the over-allotment, if any, have entered into lock-up agreements pursuant to which they have agreed not to offer or sell any shares of common
stock for a period of                days after the date of this prospectus
without the prior written consent of Cruttenden Roth, on behalf of the underwriters. See "Underwriting." Also, Cruttenden Roth may, at any time and without notice, waive these lock-up agreements specified in the underwriting agreements on some shares. Following the lock-up period, these shares will not be eligible for sale in the public market without registration under the Securities Act unless such sales meet the conditions and restrictions of Rule 144 as described below.


     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then-outstanding shares of common stock and (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the SEC. Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about the company. In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of the company at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. The foregoing summary of Rule 144 is not intended to be a complete description.

     As soon as practicable following the consummation of this offering, the company intends to file a registration statement under the Securities Act to register the shares of common stock available for issuance pursuant to its stock option plans as of the date of this prospectus. See "Management -- Stock Plans." Shares issued pursuant to these plans after the effective date of such registration statement will be available for sale in the open market subject to the lock-up period and, for affiliates of the company, subject to certain conditions and restrictions of Rule 144.

     In addition, the company has filed a registration statement with respect to shares of common stock under the Securities Act for use in connection with future acquisitions. These shares generally will be freely tradeable after their issuance by allied surgeons unless the company contractually restricts their sale. The company anticipates that the agreements entered into in connection with its future acquisitions will restrict the resale of all or a portion of the shares issued in those transactions for varying periods of time, but the company cannot guarantee the agreements will contain any such guarantee.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below, for whom Cruttenden Roth Incorporated is acting as representative. We are obligated to sell, and the underwriters are obligated to purchase, all of the shares offered on the cover page of this prospectus, if any are purchased. Subject to certain conditions of the underwriting agreement, each underwriter has severally agreed to purchase the shares indicated opposite its name.

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Cruttenden Roth Incorporated................................
                                                              ---------

          Total.............................................
                                                              =========

     The underwriters may sell more shares than the total number of shares offered on the cover page of this prospectus and they have, for a period of 30 days from the date of this prospectus, an over-allotment option to purchase up
to           shares from us. If any additional shares are purchased, the underwriters will severally purchase the shares in the same proportion as per the table above.

     The representative of the underwriters has advised us that the shares will be offered to the public at the offering price indicated on the cover page of this prospectus. The underwriters may allow to selected dealers a commission of
$          per share and such dealers may reallow a commission not in excess of
$           per share to certain other dealers. After the shares are released for sale to the public, the representative may change the offering price and the commissions. The representative has informed us that the underwriters do not intend to sell shares to any investor who has granted them discretionary authority.

     We have agreed to pay to the underwriters the following fees, assuming both no exercise and full exercise of the underwriters' over-allotment options to purchase additional shares:

                                                                                  TOTAL FEES
                                                                     ------------------------------------
                                                                     WITHOUT EXERCISE    FULL EXERCISE OF
                                                            FEE      OF OVER-ALLOTMENT    OVER-ALLOTMENT
                                                         PER SHARE        OPTION              OPTION
                                                         ---------   -----------------   ----------------
Fees paid by us........................................    $         $                   $

     In addition, we estimate that we will spend approximately $          in
expenses for this offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in respect of these liabilities.

     We, our officers and directors, and the existing shareholders of the company have agreed not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common
stock for a period of           days from the date of this prospectus.
Cruttenden Roth may, at any time and without notice, waive the terms of these lock-up agreements specified in the underwriting agreement.

     Prior to this offering, there has been no public market for the common stock of our company. The public offering price, negotiated among the company and the representative is based upon various factors such as the company's financial and operating history and condition, its prospects, the prospects for the industry we are in and the prevailing market conditions.

     Cruttenden Roth, representing the underwriters, may engage in the following activities in accordance with the applicable securities rules:

     - Over-allotments involve sales in excess of the offering size, creating a short position. Cruttenden Roth may elect to reduce this short position by exercising some or all of the over-allotment options;

     - Stabilizing and short covering: stabilizing bids to purchase the shares are permitted if they do not exceed a specified maximum price. After the distribution of shares has been completed, short covering purchases in the open market may also reduce the short position. These activities may cause the price of the shares to be higher than would otherwise exist in the open market;

     - Penalty bids permit the representatives to reclaim commissions from a syndicate member for the shares purchased in the stabilizing or short covering transactions.

     Such activities, which may be commenced and discontinued at any time, may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Each underwriter has represented that it has complied and will comply with all applicable laws and regulations in connection with the offer, sale or delivery of the shares and related offering materials in the United Kingdom, including:

     - The Public Offers of Securities Regulations 1995,

     - The Financial Services Act 1986, and

     - The Financial Services Act 1986, (Investment Advertisement) (Exemptions) order 1996 (as amended).

     We have asked the underwriters to reserve shares for sale at the same offering price directly to our officers, directors, employees and other business affiliates or related third parties. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the shares of common stock offered in this offering will be passed upon for the company by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with the
offering will be passed upon for the underwriters by                . A partner
in the law firm of King & Spalding owns 60,000 shares of the company's common stock on the date of this prospectus.

                                    EXPERTS

     The financial statements for the company as of December 31, 1997 and 1998 and for the period from inception (April 30, 1997) to December 31, 1997 and for the year ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The company has filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each such instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. Prospective investors may read and copy the registration statement and its exhibits and schedules without charge at the Public Reference Room maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Chicago, Illinois and New York, New York. Prospective investors may obtain information on the operation of the Public Reference Rooms by calling the Commission at 1-800-SEC-0330. In addition, the company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Also, the company has made application for the common stock to be listed for trading on the Nasdaq National Market. Reports and other information concerning the company also may be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The company intends to furnish its shareholders with annual reports containing financial statements audited by the company's independent public accountants. The company also intends to furnish its shareholders with quarterly reports containing unaudited financial statements for the first three fiscal quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

The Plastic Surgery Company
  Report of Independent Public Accountants..................   F-2
  Balance Sheets at December 31, 1997 and 1998 and March 31,
     1999 (Unaudited).......................................   F-3
  Statements of Operations for the Period from Inception
     (April 30, 1997) to December 31, 1997, for the Year
     Ended December 31, 1998, For the Period from Inception
     (April 30, 1997) to December 31, 1998 and for the Three
     Months Ended March 31, 1998 and 1999 (Unaudited).......   F-4
  Statements of Shareholders' Deficit For the Period From
     Inception (April 30, 1997) to December 31, 1997, for
     the Year Ended December 31, 1998 and for the Three
     Months Ended March 31, 1999 (Unaudited)................   F-5
  Statements of Cash Flows For the Period From Inception
     (April 30, 1997) to December 31, 1997, for the Year
     Ended December 31, 1998, For the Period from Inception
     (April 30, 1997) to December 31, 1998 and for the Three
     Months Ended March 31, 1998 and 1999 (Unaudited).......   F-6
  Notes to Financial Statements.............................   F-7
Unaudited Pro Forma Balance Sheet
  Unaudited Pro Forma Balance Sheet at March 31, 1999.......  F-18
  Notes to Unaudited Pro Forma Balance Sheet................  F-19

After the stock split and the historical results of the Founding Practices as discussed in Note 8 to the financial statements of The Plastic Surgery Company are complete, we expect to be in a position to render the following audit report.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
May 13, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Plastic Surgery Company:

     We have audited the accompanying balance sheets of The Plastic Surgery Company (a development stage enterprise, a Georgia corporation and formerly known as Better Image, Inc.) as of December 31, 1997 and 1998 and the related statements of operations, shareholders' deficit, and cash flows for the period from inception (April 30, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Plastic Surgery Company as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the period from inception (April 30, 1997) to December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                DECEMBER 31,
                                                          -------------------------    MARCH 31,
                                                             1997          1998          1999
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $   184,151   $   402,860   $   304,013
EQUIPMENT, at cost......................................       19,724        45,760        48,087
  Less accumulated depreciation.........................       (1,973)       (8,521)      (10,809)
                                                          -----------   -----------   -----------
     Equipment, net.....................................       17,751        37,239        37,278
                                                          -----------   -----------   -----------
          Total assets..................................  $   201,902   $   440,099   $   341,291
                                                          ===========   ===========   ===========
                              LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable......................................  $    56,486   $   571,142   $   599,742
  Accrued employee and consultant compensation..........      303,895     1,179,812     1,253,895
                                                          -----------   -----------   -----------
          Total current liabilities.....................      360,381     1,750,954     1,853,637
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' DEFICIT:
  Common stock; no par value; 100,000,000 shares
     authorized, 1,640,000, 1,892,600 and 1,940,000
     shares issued and outstanding at December 31, 1997
     and 1998 and March 31, 1999........................           --            --            --
  Additional paid-in capital............................    1,471,440     3,521,940     3,758,940
  Warrants..............................................      250,000       250,000       250,000
  Deficit accumulated during the development stage......   (1,879,919)   (5,082,795)   (5,521,286)
                                                          -----------   -----------   -----------
          Total shareholders' deficit...................     (158,479)   (1,310,855)   (1,512,346)
                                                          -----------   -----------   -----------
          Total liabilities and shareholders' deficit...  $   201,902   $   440,099   $   341,291
                                                          ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF OPERATIONS

                                FOR THE PERIOD                    FOR THE PERIOD
                                FROM INCEPTION      FOR THE       FROM INCEPTION    FOR THE THREE   FOR THE THREE
                               (APRIL 30, 1997)    YEAR ENDED    (APRIL 30, 1997)   MONTHS ENDED    MONTHS ENDED
                               TO DECEMBER 31,    DECEMBER 31,   TO DECEMBER 31,      MARCH 31,       MARCH 31,
                                     1997             1998             1998             1998            1999
                               ----------------   ------------   ----------------   -------------   -------------
                                                                                     (UNAUDITED)     (UNAUDITED)
REVENUE......................    $        --      $        --      $        --       $       --      $       --
EXPENSES
  Salaries, wages, and
     benefits................      1,732,576        2,181,990        3,914,566          269,265         240,468
  General and
     administrative..........        155,289        1,028,509        1,183,798          105,691         201,800
                                 -----------      -----------      -----------       ----------      ----------
          Total expenses.....      1,887,865        3,210,499        5,098,364          374,956         442,268
OTHER INCOME.................          7,946            7,623           15,569            1,188           3,777
                                 -----------      -----------      -----------       ----------      ----------
NET LOSS.....................    $(1,879,919)     $(3,202,876)     $(5,082,795)      $ (373,768)     $ (438,491)
                                 ===========      ===========      ===========       ==========      ==========
Basic and diluted net loss
  per share..................    $     (1.27)     $     (1.84)                       $    (0.23)     $    (0.23)
                                 ===========      ===========                        ==========      ==========
Weighted average shares
  outstanding................      1,476,647        1,736,260                         1,648,315       1,925,927
                                 ===========      ===========                        ==========      ==========

        The accompanying notes are an integral part of these statements.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                      STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                                        DEFICIT
                                                                      ACCUMULATED
                                       COMMON STOCK      ADDITIONAL     DURING                     TOTAL
                                    ------------------    PAID-IN     DEVELOPMENT              SHAREHOLDERS'
                                     SHARES     AMOUNT    CAPITAL        STAGE      WARRANTS      DEFICIT
                                    ---------   ------   ----------   -----------   --------   -------------
BALANCE AT APRIL 30, 1997                  --    $ --    $       --   $        --   $     --    $        --
  Common stock issued to founders
    and employees.................  1,440,000      --       721,440            --         --        721,440
  Common stock issued to
    investors.....................    200,000      --       500,000            --         --        500,000
  Common stock sold to consultant
    from shareholder..............         --      --       250,000            --         --        250,000
  Warrants granted to
    consultant....................         --      --            --            --    250,000        250,000
  Net loss........................         --      --            --    (1,879,919)        --     (1,879,919)
                                    ---------    ----    ----------   -----------   --------    -----------
BALANCE AT DECEMBER 31, 1997......  1,640,000      --     1,471,440    (1,879,919)   250,000       (158,479)
  Common stock issued to
    investors.....................    252,600      --     1,263,000            --         --      1,263,000
  Common stock sold to consultants
    and employees from
    shareholder...................         --      --       787,500            --         --        787,500
  Net loss........................         --      --            --    (3,202,876)        --     (3,202,876)
                                    ---------    ----    ----------   -----------   --------    -----------
BALANCE AT DECEMBER 31, 1998......  1,892,600      --     3,521,940    (5,082,795)   250,000     (1,310,855)
  Common stock issued to
    investors.....................     47,400      --       237,000            --         --        237,000
  Net loss........................         --      --            --      (438,491)        --       (438,491)
                                    ---------    ----    ----------   -----------   --------    -----------
BALANCE AT MARCH 31, 1999
  (unaudited).....................  1,940,000    $ --    $3,758,940   $(5,521,286)  $250,000    $(1,512,346)
                                    =========    ====    ==========   ===========   ========    ===========

        The accompanying notes are an integral part of these statements.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                    FOR THE PERIOD                    FOR THE PERIOD
                                    FROM INCEPTION      FOR THE       FROM INCEPTION    FOR THE THREE   FOR THE THREE
                                   (APRIL 30, 1997)    YEAR ENDED    (APRIL 30, 1997)   MONTHS ENDED    MONTHS ENDED
                                   TO DECEMBER 31,    DECEMBER 31,   TO DECEMBER 31,      MARCH 31,       MARCH 31,
                                         1997             1998             1998             1998            1999
                                   ----------------   ------------   ----------------   -------------   -------------
                                                                                         (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.......................    $(1,879,919)     $(3,202,876)     $(5,082,795)       $(373,768)      $(438,491)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities:
    Depreciation.................          1,973            6,548            8,521            1,100           2,288
    Expense related to
      warrants...................        250,000               --          250,000               --              --
    Expense related to stock
      issuance to founders and
      employees..................        720,000               --          720,000               --              --
    Expense related to stock sold
      to employees and
      consultants by
      shareholder................        250,000          787,500        1,037,500               --              --
    Changes in assets and
      liabilities:
      Accounts payable...........         56,486          514,656          571,142               89          28,600
      Accrued employee and
         consultant
         compensation............        303,895          875,917        1,179,812          161,600          74,083
                                     -----------      -----------      -----------        ---------       ---------
         Total adjustments.......      1,582,354        2,184,621        3,766,975          162,789         104,971
                                     -----------      -----------      -----------        ---------       ---------
         Net cash used in
           operating
           activities............       (297,565)      (1,018,255)      (1,315,820)        (210,979)       (333,520)
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of equipment..........        (19,724)         (26,036)         (45,760)          (1,148)         (2,327)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Common stock issued to
    founders.....................          1,440               --            1,440               --              --
  Common stock issued to
    investors....................        500,000        1,263,000        1,763,000          225,000         237,000
                                     -----------      -----------      -----------        ---------       ---------
         Net cash provided by
           financing
           activities............        501,440        1,263,000        1,764,440          225,000         237,000
                                     -----------      -----------      -----------        ---------       ---------
NET CHANGE IN CASH AND CASH
  EQUIVALENTS....................        184,151          218,709          402,860           12,873         (98,847)
CASH AND CASH EQUIVALENTS,
  beginning of period............             --          184,151               --          184,151         402,860
                                     -----------      -----------      -----------        ---------       ---------
CASH AND CASH EQUIVALENTS, end of
  period.........................    $   184,151      $   402,860      $   402,860        $ 197,024       $ 304,013
                                     ===========      ===========      ===========        =========       =========

        The accompanying notes are an integral part of these statements.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998
        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

1. BUSINESS AND ORGANIZATION

     The Plastic Surgery Company (formerly known as Better Image, Inc.)(the "Company") was incorporated as a Georgia corporation on April 30, 1997. Upon the closing of an initial public offering (the "Offering"), the Company will provide business development services and Internet solutions to plastic surgery practices.

     Upon the closing of the Offering, the Company will effect the transfer (the "Transfer"), of certain operating assets and certain liabilities of, or the stock of an entity holding certain assets and certain liabilities of, plastic surgery practice entities (the "Founding Practices"). The Company will enter into long-term business services agreements with these Founding Practices. The Company will account for certain of the Founding Practices acquired in the Transfers under Staff Accounting Bulletin No. 48, "Transfers of Nonmonetary Assets by Promoters and Shareholders" ("SAB 48"). The Company will account for the remaining Founding Practices acquired in the Transfers at fair value which will result in intangible assets being recorded. The Company will amortize these intangible assets over the 25 year term of the business services agreements executed with these Founding Practices.

     The Company has had no significant operations to date, and the financial statements have been prepared on the basis that the Transfers will occur, although no assurance can be made that the Transfers will be completed or that the Company will be successful in completing planned future acquisitions. In order to expand in the future, the Company will need further acquisition financing in the form of debt or equity financing. There can be no assurance that such financing will be available.

     In the Transfers, the Company will acquire certain operating assets or the stock of entities holding certain operating assets of the Founding Practices in exchange for cash, notes and shares of common stock and will enter into long-term business services agreements with each practice. Each Founding Practice transaction was individually negotiated between the Company and the Founding Practice as to all material terms. For the Transfers accounted for under SAB 48, the Founding Practice will receive up to a maximum of 25% of the total consideration for each transaction in cash and the balance in shares of common stock. For the Transfers not accounted for under SAB 48, the Founding Practice will receive 50% in cash, 30% in notes and the balance in shares of common stock. The actual number of shares of common stock to be issued by the Company in the Transfers shall be determined subtracting the cash and note portions from the total consideration and dividing such remaining amount by the initial public offering price. The Transfers accounted for under SAB 48 will result in the assets and liabilities of the Founding Practices being recorded at their historical costs to the Company. For the Transfers not accounted for under SAB 48, the Company will record the Transfers as asset acquisitions and will record intangible assets that will be amortized over the term of the business services agreement. The assets to be transferred include receivables, supplies inventory, prepaid expenses, net equipment and certain other current and non-current assets. The liabilities to be transferred include long-term debt and certain miscellaneous accruals. The cash paid to the Founding Practices accounted for under SAB 48 will be recorded as a dividend by the Company.

     In Transfers requiring stock acquisitions or mergers, the Company generally will acquire the stock of or merge with the entity through which the applicable Founding Practice previously operated and generated revenues (the "Original Entity"). Before the stock acquisition or merger, the stockholder(s) of the Original Entity will form a new entity (the "New Entity") through which the Founding Practice will provide medical services and which will hold all assets that the Company is unable to own pursuant to applicable state law or which the Company does not intend to acquire from the Founding Practice. The Original Entity will hold the

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

operating assets that the Company is permitted to own and acquire. Since the Original Entity and the New Entity are under common control and owned by the same stockholder(s), there will be no step-up in basis of the assets for accounting purposes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from managing the practices pursuant to the business services agreements will be recognized on a monthly basis as cash is collected by the practice. The revenue of the Company will consist of the sum of the service fees and amounts equal to the operating expenses of the practice assumed by the Company under such business services agreements. In general, the business services agreements provide for the payment of fees to the Company based on a percentage of the net cash collected by the Founding Practices or a fixed dollar amount with annual fixed percentage increases. Expenses not required to be paid by the Company pursuant to the agreements primarily consist of professional expenses of the surgeons.

     The Emerging Issues Task Force of the Financial Accounting Standards Board issued its consensus Opinion 97-2 ("EITF 97-2"), which addresses certain specific matters pertaining to the practice management industry. EITF 97-2 will be effective for the Company upon the Offering. EITF 97-2 addresses the ability of certain practice management companies to consolidate the results of certain practices with which it has an existing contractual relationship. The Company currently will not consolidate the operations of the plastic surgery practices that it manages as the agreements with the practices do not meet the requirements for consolidation as set forth in EITF 97-2.

     After the closing of the Offering, the Company also intends to enter into management services agreements with select plastic surgery practices rather than business services agreements. Pursuant to the management services agreements, we will provide business development services and Internet solutions and receive service fees. The Company will recognize revenues from these agreements based on a percentage of the net cash collected by the practice. The Company will not acquire operating assets of the practices entering into management services agreements, and will not assume the operating expenses of these practices.

     The Company will enter into subscription agreements with subscribing surgeons which allow these surgeons to be included in the directory of Board certified or Board eligible cosmetic surgeons on the Company's consumer website. Subscribing surgeons will pay the Company a fee for the directory listing which will be recognized as revenue as it is earned.

     The Company anticipates generating future revenues from the sale of products and services through the Company's proprietary websites. The revenue generated may include fees from banner and sponsorship advertising, subscriptions to our online magazine and video imaging.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments purchased within 90 days or less of maturity. They are recorded at cost which approximates fair value.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

EQUIPMENT

     Equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated useful lives of five to seven years.

                                                     DECEMBER 31,        DECEMBER 31,        MARCH 31,
                                                         1997                1998               1999
                                                   -----------------   -----------------   --------------
Equipment consisted of the following:
  Computer equipment.............................       $14,275             $21,914           $ 24,241
  Furniture and fixtures.........................         5,449              23,846             23,846
                                                        -------             -------           --------
                                                         19,724              45,760             48,087
     Less accumulated depreciation...............        (1,973)             (8,521)           (10,809)
                                                        -------             -------           --------
                                                        $17,751             $37,239           $ 37,278
                                                        =======             =======           ========

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and accounts payable approximate their fair values principally because of the short-term maturities of these instruments.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

STOCK OPTIONS AND WARRANTS

     The Company accounts for the issuance of options and warrants to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Options and warrants issued to employees at an exercise price at or above fair value at the date of grant would require no compensation expense to be recorded under APB No. 25. Options and warrants issued to non-employees are accounted for under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Options and warrants issued to non-employees will require compensation expense to be recorded for the fair value of the equity instrument issued less any consideration received.

BASIC AND DILUTED NET LOSS PER SHARE

     Basic and diluted net loss per share was computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share", using the weighted average number of common shares outstanding. Diluted net loss per share does not include the impact of common stock equivalents as their effect would be anti-dilutive.

ACCRUED EXPENSES

     During 1998, the Company decided to move its corporate headquarters from Atlanta, Georgia to Santa Barbara, California. In connection with this decision, the Company accrued approximately $138,000 in 1998 related to contractual lease agreements that will not benefit future periods.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

COMPREHENSIVE LOSS

     Comprehensive loss for the period from Inception (April 30, 1997) to December 31, 1997, for the year ended December 1998 and for the three months ended March 31, 1998 and 1999 is the same as net loss presented in the accompanying statements of operations.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the unaudited financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full year.

NEW ACCOUNTING PRONOUNCEMENT

     In June of 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for the Company beginning with fiscal 2000. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the financial position or results of operations of the Company.

3. SHAREHOLDERS' DEFICIT

     The Company was incorporated in the State of Georgia on April 30, 1997. Shortly after the date of incorporation, 1,440,000 shares of common stock were issued to the founders and certain employees for $.001 per share. The Company recorded $720,000 in expense on these shares based on a fair value of $.50 per share as determined by management.

     In May 1997, the Company began selling 200,000 shares of common stock to affiliates of anticipated Founding Practices and other unrelated investors through a private placement memorandum ("PPM") at a price of $2.50 per share. As of December 31, 1997, all 200,000 shares were issued under the PPM for net proceeds of $500,000.

     In December 1997, a principal stockholder of the Company sold 100,000 shares of his common stock to a consultant of the Company for $.002 per share. The Company recorded expense of $250,000 on these shares in 1997 based on a fair value of $2.50 per share as determined by management.

     In March 1998, the Company began selling 300,000 shares of common stock to affiliates of anticipated Founding Practices and other unrelated investors through a second private placement memorandum ("PPM2") at a price of $5.00 per share. As of December 31, 1998, 252,600 shares were issued under the PPM2 for net proceeds of $1,263,000.

     In November 1998, a principal stockholder of the Company sold 157,500 shares of his common stock to certain employees and consultants of the Company for $.002 per share. The Company recorded expense of $787,500 on these shares in 1998 based on a fair value of $5.00 per share as determined by management.

     In January and February of 1999, the Company sold the remaining 47,400 shares of common stock under PPM2 for net proceeds of $237,000 at a price of $5.00 per share.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

4. INCOME TAXES

     As reflected in the accompanying statements of operations, the Company incurred a loss from operations during the period from inception (April 30, 1997) to December 31, 1997, for the year ended December 31, 1998 and for the three months ended March 31, 1999. Due to the limited operations of the Company since its inception and the pending offering, a valuation allowance has been recorded to fully reserve for the deferred tax benefits generated from tax deferred issuance costs. There are no significant differences in the tax and book bases of the Company's assets or liabilities that would give rise to deferred tax balances.

5. TRANSACTIONS WITH FOUNDING PRACTICES

     As discussed in Note 1, the Company plans to complete, through a series of stock acquisitions and mergers and asset transfers, the acquisition of certain assets and assumption of certain liabilities of the Founding Practices concurrently with an initial public offering of shares of its common stock.

     The Founding Practices will enter into 20 or 25 year business service agreements with the Company. Additionally, the surgeons at the Founding Practices will enter into employment and noncompete agreements with the Founding Practices.

AGREEMENTS WITH FOUNDING PRACTICES

     As part of the business services arrangements, each Founding Practice has entered into three agreements: (i) an acquisition agreement pursuant to which the Company purchases certain operating assets of each practice; (ii) a business services agreement whereby the Company agrees to provide management or consulting services to the practice; and (iii) an employment agreement between the practice and each surgeon who is an equity holder in the practice or who provides services through such practice on an average of more than ten days each month. To the extent we enter into these agreements in future acquisitions, the terms may differ materially from the terms described below.

     Acquisition Agreements. The Founding Practices and the surgeons have entered into an acquisition agreement with the Company which may be in the form of (i) an asset purchase and sale agreement; (ii) a stock purchase and sale agreement; or (iii) an agreement and plan of reorganization whereby the practice merges with the Company (individually an "acquisition agreement" or collectively "acquisition agreements"). Based on applicable state laws and regulations, the operating assets of each practice, which include equipment, inventory, accounts receivable, furniture and other personal property, or some combination thereof will be transferred to the Company pursuant to the acquisition agreements. As consideration for entering into an acquisition agreement, the Company will pay consideration consisting of a combination of common stock, notes and cash.

     Business Services Agreements. Each Founding Practice will enter into a business services agreement, in the form of a service agreement or consulting agreement as dictated by state law. Each service agreement generally requires that the Company provide the following services for the practices: acquisition and maintenance of specified furnishings and equipment; provision of suitable offices and facilities; payroll processing; employment of necessary personnel (excluding plastic surgeons and certain medical personnel); development of business systems procedures and forms; procurement and inventory management; assistance in acquiring malpractice insurance; cash management; advertising, marketing and practice development; development of appropriate business systems; supervision, management and organization of files and records; and financial reporting and analysis. Any leases entered into by the Company on behalf of the practice will be subleased by the practice from the Company. Under the service agreements, the Company will receive a

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

service fee of 15% of net cash collected. If required by applicable state law or regulations, a practice may enter into consulting agreements that contain certain of the same provisions as the business services agreement, including:
(i) provisions relating to the obligation to loan funds to the practice in the event the practice is unable to pay its current expenses, (ii) repurchase of assets and assumption of liabilities by the practice upon expiration or termination, (iii) assignment, (iv) covenant not to compete, (v) term and termination, and (vi) indemnification. Under consulting agreements, the Company will provide the following services to practices in exchange for a fixed dollar annual fee with annual fixed percentage increase: consulting with respect to equipment and office needs; preparing staffing models appropriate for the practice; advising and training with respect to business systems; purchasing and maintaining inventory; advising with respect to and providing or arranging accounting and bookkeeping services; assisting with the acquisition of malpractice insurance; advising with respect to developing a marketing plan; assessing the financial feasibility of establishing new offices; providing billing and collection services; and assisting the practices in organizing and developing filing and recording systems. Pursuant to these business services agreements, the Company must pay the operating expenses of a practice. To the extent a practice's operating expenses exceed revenues, the practice will be responsible for the difference.

     The business services agreements have either 20 or 25 year terms for the Founding Practices, beginning on the date of the Offering. The Company anticipates executing business services agreements with 25 year terms for each practice acquired subsequent to the Offering. The business services agreements are subject to termination by either party in the event the non-terminating party becomes subject to voluntary or involuntary bankruptcy proceedings or materially breaches the agreement, subject to a cure period. The practices may also terminate the business services agreements upon the occurrence of a change of control of the Company. Upon the termination of the business services agreements (except upon a breach by the Company), the practice and its shareholders are subject to a two year covenant not to compete which prohibits the following within a specified territory the following: (i) advertising in print and electronic media (ii) soliciting patients, surgeons or staff associated with the practice and (iii) soliciting any referrals from any physician who referred one or more patients to the practice within three years prior to the date of such termination.

     Under the business services agreements, the surgeons maintain full control over and ownership of the practices, determine which personnel will be affiliated with the practices and establish their own practice standards to promote quality plastic surgery care. The Company does not engage in the practice of medicine. Each surgeon is responsible for the compliance of his or her practice with state and local regulations, licensing, and certification requirements applicable to the practice of plastic surgery. Each practice, in its sole discretion, determines the fees to be charged for services provided to patients based upon market conditions in the service area and other factors deemed appropriate by the practice.

     Employment Agreements. Each surgeon who is an equity holder in a practice or who provides plastic surgery services through a practice an average of more than ten days a month either at the time of execution of the business services agreement or any time thereafter is required to execute an employment agreement with the practice. Each employment agreement generally provides that the surgeon will perform professional services for the practice for a period of five years, commencing on the date of the Offering, with automatic renewal for additional one year terms. After the expiration of the initial five year term, either the practice or the surgeon may terminate the employment agreement at any time without cause by giving ninety days prior written notice. Each surgeon's compensation will be a percentage of net cash collected by the practice after the payment of the service fee and all operating expenses of the practice, with such percentage to be determined by the practice. The surgeon agrees that upon termination or expiration of the employment agreement, he or she will not compete for a period of two years in the market in which the practice operates an office, will not

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

solicit former patients of the practice, will not solicit referrals from any physician who referred one or more patients to the surgeon or the practice within the two years prior to the termination, and will limit the methods of advertising in the area in which a practice is located.

CALCULATION OF SERVICES FEES

     The fee is paid pursuant to the business services agreements monthly to the Company by each Founding Practice based upon the practice's net cash collected. The two economic models by which the management fee may be calculated are:

     (i)  15% of net cash collected, or

     (ii) a fixed dollar amount with annual fixed percentage increases for each year of the business services agreement.

OPERATING EXPENSES OF THE FOUNDING PRACTICES

     Subsequent to the Transfers, the operating expenses of the Founding Practices will be the responsibility of the Company. The Company will be responsible for the payment of certain operating expenses incurred by the practice to the extent permitted by applicable law. These expenses include the following:

     - Salaries, benefits, payroll taxes, workers compensation, health insurance and other benefit plans, and other direct expenses of non-medical employees of the Company at each practice office,

     - Direct costs of all employees or consultants that provide services to each practice office

     - Medical and office supplies

     - Lease or rent payments, utilities, telephone and maintenance expenses for practice facilities

     - Property taxes on the Company assets located at practice offices

     - Property, casualty and liability insurance premiums

     - Surgeon recruiting expenses

     - Interest on receivables from the practice

     - Advertising and other marketing expenses attributable to the promotion of practice offices

     All of the above expenses will be assumed by the Company and be paid directly to the third-party provider of the goods or services. In exchange for assuming these expenses and providing management services, the Company will record revenue in amounts equal to the assumed expenses plus the management fee described above.

     The Founding Practices will retain responsibility for the payment of any and all direct employment expenses, including benefits, for any surgeon or other employee that the Company is prohibited from employing by law. In addition, the Founding Practices will retain responsibility for the payment of continuing education expenses, seminars, professional licenses, professional membership dues, malpractice insurance and all other expenses of any surgeon.

     Each business services agreement obligates the Company, with no limitation, to pay the operating expenses of a practice. To the extent a practice's operating expenses exceed its revenues, the practice will be responsible for the difference. The Company will record the difference as a receivable from the practice

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

bearing interest at the prime rate as published in The Wall Street Journal plus one percent. Any receivable created will be repaid as an operating expense. This receivable will be repaid after the payment of the service fee and before the surgeon receives any compensation. The Company will fund operating expenses from working capital or borrowings under a credit facility, which the Company anticipates establishing following the closing of the Offering.

6. COMMITMENTS AND CONTINGENCIES

     The Company will be subject to certain government regulation at the federal and state levels. In compliance with certain regulatory requirements, the Company will not control the practice of medicine. The business services agreements may be challenged by certain states as to their legality. There also can be no assurance that the laws and regulations of states in which the Company will maintain operations will not change or be interpreted in the future to restrict the Company's relationships with the Founding Practices.

     Each surgeon may be exposed to professional liability and other claims by providing plastic surgery procedures to the public. Each Founding Practice is required to maintain general liability and malpractice insurance. As a result of providing management services, the Company may be named as a co-defendant in lawsuits against surgeons affiliated with the Founding Practices. The Company does not control the practice of plastic surgery and cannot purchase malpractice insurance. The Company does not control the compliance of the surgeons with regulations or other requirements relating to the practice of medicine. Successful claims could result in large damage awards that could exceed insurance limits. Insurance coverage can be very expensive and vary from state to state. The practices indemnify the Company for liability arising from malpractice claims but any indemnification might reduce a practice's ability to pay its expenses. Successful claims may have a material and adverse effect on the Company's revenues and financial results. The Company maintains professional liability coverage for its directors and officers and general liability insurance.

7. STOCK OPTIONS AND WARRANTS

     The Company has established the 1998 Employee Stock Option Plan. All options issued under this plan will be accounted for in accordance with APB No. 25, and any required compensation expense on these options will be recorded at the date of grant. The total number of shares to be purchased under the plan may not exceed 1,000,000 shares. The Company has 90,000 options outstanding and exercisable under the plan at December 31, 1998 and has 910,000 shares available for future grants.

     The Company has adopted the 1998 Non Employee Director Stock Option Plan. The total number of shares to be purchased under the plan may not exceed 200,000 shares. No options were outstanding under this director plan as of December 31, 1998.

     In October 1997, the Company granted a consultant warrants to purchase 100,000 shares of common stock at an exercise price of $2.50 per share. These warrants were 100% vested at the date of grant. This individual subsequently became an employee of the Company in October 1998. The Company recorded compensation expense in 1997 of $250,000 on these warrants based on a fair value per share of $2.50 as determined by management.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

     A summary of changes in outstanding warrants and options during the years ended December 31, 1997 and 1998 is as follows:

                                                                                             WEIGHTED
                                                                                             AVERAGE
                                                                               EXERCISE      EXERCISE
                                                        WARRANTS   OPTIONS       PRICE        PRICE
                                                        --------   -------   -------------   --------
April 10, 1997........................................       --        --    $          --    $  --
  Granted.............................................  100,000        --        2.50          2.50
  Exercised...........................................       --        --               --       --
  Cancelled...........................................       --        --               --       --
                                                        -------    ------
December 31, 1997.....................................  100,000        --
  Granted.............................................       --    90,000        $5.00        $5.00
  Exercised...........................................       --        --               --       --
  Cancelled...........................................       --        --               --       --
                                                        -------    ------
December 31, 1998.....................................  100,000    90,000    $2.50 - $5.00    $3.68
                                                        =======    ======

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     SFAS No. 123 requires the Company to disclose pro forma net loss and net loss per share as if the Company had accounted for its employee stock option grants under SFAS No. 123. The fair value of each option and warrant granted has been estimated as of the date of grant using the Black-Scholes valuation model with the following assumptions:

-  Dividend yield                                             0
-  Expected volatility                                        49%
-  Risk-free interest rate at the date of grant               5.38% - 5.47%
-  Expected life                                              5 years

     Using these assumptions, the fair value of the employee stock options granted during 1998 was $223,168, which would be expensed in 1998 as all options granted were fully vested on the date of grant.

     The weighted average fair market value of options at the date of grant for 1998 was $5.00.

     The following pro forma information adjusts the net loss and net loss per share of common stock for the impact of SFAS No. 123:

                                                                 1998
                                                              -----------
Net loss:
  As reported...............................................  $(3,202,876)
  Pro forma in accordance with SFAS No. 123.................  $(3,426,044)
Net loss per share:
  As reported...............................................  $     (1.84)
  Pro forma in accordance with SFAS No. 123.................  $     (1.97)

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

     The following table summarizes the range of exercise price, weighted average exercise price and weighted average remaining contractual lives for the options and warrants outstanding as of December 31, 1998:

                                                                                         WEIGHTED
                                                                  WEIGHTED   WEIGHTED     AVERAGE
                                                                  AVERAGE    AVERAGE     REMAINING
                                     NUMBER OF      RANGE OF        FAIR     EXERCISE   CONTRACTUAL
YEAR OF GRANT                         SHARES     EXERCISE PRICE    VALUE      PRICE        LIFE
-------------                        ---------   --------------   --------   --------   -----------
1997...............................   100,000        $2.50         $2.50      $2.50       4 years
1998...............................    90,000        $5.00         $5.00      $5.00       5 years

     At the closing of the Offering, the Company will grant options to purchase 655,000 shares of common stock at the initial public offering price. These options vest 20% annually from the date of the Offering. The Company will account for these options under APB No. 25. As the exercise price will equal the fair value of the option on the date of grant, the offering date, no compensation expense will be recorded.

8. SUBSEQUENT EVENTS

STOCK SPLIT

     Concurrently with the effective date of the offering, the Company will
effect a        to        stock split. Accordingly, the accompanying financial
statements reflect the stock split as if it occurred at the beginning of each period presented.

FOUNDING PRACTICE INFORMATION

     The combined operating data of the Founding Practices for the year ended December 31, 1998 and for the three months ended March 31, 1999 was as follows:

                                                         YEAR ENDED       THREE MONTHS ENDED
                                                      DECEMBER 31, 1998     MARCH 31, 1999
                                                      -----------------   ------------------
Patient Revenues....................................      $                    $
Operating Expenses (unaudited)......................

     The historical information for the Founding Practices presented herein is not related to the financial position or results of operations of the Company. This information is presented solely for the purpose of providing disclosures to potential investors regarding the group of entities with which the Company will enter into business services agreements. The Founding Practices' financial information is presented on a historical basis due to the fact that their business services agreements with the Company will be effective on the completion of the Offering. The Founding Practices were not operated under common control or management during the fiscal year ended December 31, 1998 or the three months ended March 31, 1999.

PURCHASE OF RIGHTS

     Certain of the Founding Practices resulted from the Company's acquisition in May 1999 of the right to negotiate business development agreements with plastic surgery practices originally contacted by ISIS Cosmetic Surgery Partners, Inc. ("ISIS"). With the closing of the Offering, the Company will enter into business services agreements with these plastic surgery practices. In connection with this acquisition, the Company paid aggregate consideration of approximately $3,000,000, which consisted of 614,756 shares of common stock valued at $5.00 per share. The acquisition was accounted for as an asset acquisition and the Company will amortize the intangible asset over the life of the applicable business services agreements.

                          THE PLASTIC SURGERY COMPANY
                        (A DEVELOPMENT-STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

        (INFORMATION AS OF MARCH 31, 1999 AND FOR THE THREE MONTHS ENDED
                     MARCH 31, 1998 AND 1999 IS UNAUDITED)

ISSUANCE OF WARRANTS

     On May 13, 1999, the Company sold warrants to purchase 1,390,204 shares of common stock at an exercise price per share equal to $2.50. The purchase price was $.50 per share. The Company received cash proceeds of $303,852 from the sale of these warrants. The Company received notes from a consultant and certain employees in the amount of $391,250, for the $.50 per share purchase price of the warrants. The notes are full recourse notes that mature three years from the date of issuance and accrue interest at a rate of 8% per annum. Interest is payable on a quarterly basis beginning the first quarter after the closing of the Offering, but no later than September 30, 1999. The warrants may be exercised in whole or in part for a five year term commencing on the date of issuance. The warrants are not subject to adjustment for split up, stock dividends or any other reorganization of the Company's outstanding stock. The Company recorded an expense related to the issuance of these warrants based on the fair value of the Company's common stock on the date of issuance of $5.00 per share.

     Certain Founding Practice surgeons will receive warrants to purchase an aggregate of 146,500 shares of common stock with an exercise price per share equal to the initial public offering price, exercisable for a five year term commencing on the closing of the Offering, for referring surgeons for affiliation with the Company and assistance in the recruitment of officers of the Company. The Company will record expense related to these warrants at the closing of the Offering.

     The Company also issued warrants to individuals not affiliated with the Company to purchase an aggregate of 125,000 shares of common stock with an exercise price per share equal to the initial public offering price, exercisable for a five year term commencing on the date of the Offering, for referring surgeons to the Company. The Company will record expense related to these warrants at the closing of the Offering.

     On May 12, 1999, the Company issued warrants to purchase 160,000 shares of common stock to certain employees and a consultant of the Company for an exercise price per share equal to $2.50. The warrants are not subject to adjustment for split up, stock dividends or any other reorganization of the Company's outstanding stock. The Company will record expense related to the issuance of these warrants based on the fair value of the Company's common stock on the date of issuance of $5.00 per share.

                          THE PLASTIC SURGERY COMPANY

                       UNAUDITED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1999

                            THE PLASTIC                                                                    POST
                              SURGERY     FOUNDING    UNADJUSTED    PRO FORMA                            OFFERING      PRO FORMA
                              COMPANY     PRACTICES    COMBINED    ADJUSTMENTS     NO.      PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                            -----------   ---------   ----------   -----------   --------   ---------   -----------   -----------
                                                             ASSETS
CURRENT ASSETS
Cash......................
Patient receivables,
  net.....................
Supplies inventory........
Notes receivable,
  current.................
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total current
           assets.........
Property, equipment and
  leasehold improvements,
  net.....................
Notes receivable..........
Intangibles...............
Deferred income taxes.....
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total assets.....
                             ========     ========     ========     ========     ========   ========     ========      ========

                                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and other
  current liabilities.....
Current portion of
  long-term debt
  payable.................
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total current
           liabilities....
Long-term debt payable to
  banks...................
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total
           liabilities....
                             --------     --------     --------     --------     --------   --------     --------      --------

STOCKHOLDERS' EQUITY
  DEFICIT
  Class A Common Stock; no
    par, 100,000,000
    shares authorized,
    1,940,000 shares
    issued and outstanding
    at March 31, 1999 and
          shares issued
    and outstanding Pro
    Forma.................
  Pro Forma...............
  Additional paid-in
    capital...............
Deficit accumulated during
  development stage.......
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total
           stockholders'
           equity
           deficit........
                             --------     --------     --------     --------     --------   --------     --------      --------
         Total liabilities
           and
           stockholders'
           equity
                             ========     ========     ========     ========     ========   ========     ========      ========

                          THE PLASTIC SURGERY COMPANY

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

     The following is a summary of the adjustments reflected in the unaudited pro forma balance sheet:

          1. Reflects the issuance of           shares of common stock of the
     Company, cash of $          and notes of $          in exchange for certain
     operating assets of the Founding Practices, based on an assumed initial
     public offering price of $          per share. The assets purchased and
     liabilities assumed from the Founding Practices reflected herein are as follows (in thousands):

Patient receivables, net....................................  $
Other current assets........................................
Property, equipment and improvements, net...................
Long-term debt, current portion.............................
Long-term debt..............................................

          2. Reflects the intangible assets recorded as a result of the acquisition of certain Founding Practices at fair value.

          3. Reflects the intangible asset recorded and stock issued for the contract rights purchased from ISIS.

          4. To remove assets/liabilities not purchased/assumed by the Company, and add note receivable from practices where debt was assumed.

          5. Reflects the establishment of deferred taxes for tax deferred issuance costs for the Company after the Transfers. Assuming completion of the Transfers, management believes that it is more likely than not that the deferred tax assets will be realized.

          6. Reflects the net proceeds of approximately $          for
               shares of common stock at an assumed initial public offering
     price of $          per share.

--------------------------------------------------------------------------------

Until             , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                 [COMPANY LOGO]

                                CRUTTENDEN ROTH
                                  INCORPORATED

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by the company. All such amounts (except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq Stock Market Fee) are estimated.

Securities and Exchange Commission Registration Fee.........  $ 8,813
National Association of Securities Dealers Filing Fee.......     *
Nasdaq Stock Market Fee.....................................     *
Blue Sky Fees and Expenses..................................     *
Accountants' Fees and Expenses..............................     *
Legal Fees and Expenses.....................................     *
Transfer Agent and Registrar Fees and Expenses..............     *
Printing and Engraving Expenses.............................     *
Miscellaneous...............................................     *
                                                              -------
          Total**...........................................     *
                                                              =======

 * To be provided by amendment.
** The selling shareholders will not bear any portion of these expenses.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the Federal securities laws).

     Pursuant to the company's Amended and Restated Articles of Incorporation and Bylaws, officers and directors shall be indemnified by the company to the fullest extent allowed under Georgia law for claims brought against them in their capacities as officers and directors. Indemnification is not allowed if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of the company, or if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may occur for liabilities arising under the Securities Act.

     The company and the underwriters have agreed to indemnify each other (including officers and directors) against liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The company has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors and officers of the registrant, or that may arise out of their status as directors or officers of the registrant, including liabilities under federal and state securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On May 15, 1997, in connection with the formation of the company, we issued 1,440,000 shares of common stock, no par value per share at $.001 per share to approximately 14 founding individuals. This issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

     From June 2, 1997 to October 28, 1997, we issued 200,000 shares of common stock to 24 accredited investors, two of whom were existing shareholders, for $2.50 per share. These sales were exempt from registration under Regulation D ("Regulation D") promulgated under Section 4(2) of the Securities Act of 1933, as amended.

     From March 2, 1998 to February 24, 1999, we issued 300,000 shares of common stock to 23 accredited investors for $5 per share. All of these sales were to accredited investors and were exempt from registration under Regulation D.

     On July 1, 1998 and August 1, 1998, we granted to employees an aggregate of 90,000 options with an exercise price of $5.00 per share. We relied on the exemption in Rule 701 promulgated under the Securities Act of 1933, as amended ("Rule 701") for the grants.

     On May 13, 1999, we issued to various employees warrants to purchase 160,000 shares of our common stock at $2.50 per share. The warrants are exercisable for 5 years from date of grant. We relied on Rule 701 for exemption from registration under the Securities Act.

     On May 13, 1999, we sold to our existing shareholders for $.50 per share warrants to purchase 1,390,204 shares of our common stock at $2.50 per share. The warrants are exercisable for five years from the grant date. Four of the purchasers purchased the warrants in exchange for notes issued to the company in an aggregate principal amount of $391,250. All of the purchasers of these warrants were accredited investors, and we relied on Regulation D for exemption from registration under the Securities Act.

     On May 13, 1999, we issued to Isis Cosmetic Surgery Partners, Inc. ("Isis") 614,756 shares of our common stock in exchange for rights to negotiate business development agreements with certain plastic surgery practices. Isis is an accredited investor, and we relied on Regulation D for exemption from registration under the Securities Act.

     The Company used the proceeds from the above referenced sales to fund working capital and operating expenses. No underwriter was engaged in connection with these sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  1.1*    --  Underwriting Agreement
  2.1*    --  Form of Agreement and Plan of Reorganization between the company and the founding practices
  2.2*    --  Form of Purchase and Sale Agreement between the company and the founding practices
  2.3*    --  Form of Stock Purchase and Sale Agreement between the
              company and the founding practices
  2.4*    --  Letter Agreement between the company and Isis Cosmetic
              Surgery Partners, Inc. dated May 13, 1999
  3.1*    --  Amended and Restated Articles of Incorporation
  3.2*    --  Bylaws
  4.1*    --  Specimen Common Stock Certificate
  5.1*    --  Opinion of King & Spalding as to the legality of the common stock being registered
 10.1*    --  Employment Agreement between the company and Dennis E.
              Condon dated June 15, 1998
 10.2*    --  Employment Agreement between the company and David H.
              Challoner dated November 1, 1998

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
 10.3*    --  Amendment to Employment Agreement between the company and
              David Challoner dated                .
 10.4*    --  Employment Agreement between the company and Patricia
              Altavilla dated July 22, 1998
 10.5*    --  Amendment to Employment Agreement between the company and
              Patricia A. Altavilla dated                .
 10.6*    --  Consulting Agreement between the company and Jonathan E.
              Wilfong dated September 30, 1998
 10.7*    --  Form of Service Agreement between the company and the
              founding practices
 10.8*    --  Amendment to form of Service Agreement between the company and the founding practices
 10.9*    --  Form of Business Services and Consulting Agreement between the company and the founding practices
 10.10*   --  Form of Employment Agreement between the allied surgeons and the allied practices
 10.11*   --  Form of Subscription Agreement between the subscribing surgeons and the company
 10.12*   --  Form of the Company's Management Services Agreement between
 10.13*   --  1998 Employee Stock Option Plan
 10.14*   --  1998 Non-Employee Director Stock Option Plan
 10.15*   --  Consulting Agreement between the Company and David Challoner dated October 1, 1997.
 23.1**   --  Consent of Arthur Andersen LLP
 23.2*    --  Consent of King & Spalding (contained in Exhibit 5.1)
 23.3**   --  Consent of John C. Schantz, M.D.
 23.4**   --  Consent of Dennis E. Condon
 23.5**   --  Consent of Robert A. Ersek, M.D.
 23.6**   --  Consent of W. Grant Stevens, M.D.
 24.1**   --  Powers of Attorney (contained on the signature page)
 27.1**   --  Financial Data Schedule (for SEC use only)
 27.2**   --  Financial Data Schedule (for SEC use only)
 27.3**   --  Financial Data Schedule (for SEC use only)


 *  To be filed by amendment.

**  Previously filed.


ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates representing the shares of Common Stock offered hereby in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of the registration statement in reliance upon Rule 430A and contained in a form prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California on May 17, 1999.


                                          THE PLASTIC SURGERY COMPANY


                                          By:     /s/ DENNIS E. CONDON

                                            ------------------------------------

                                                      Dennis E. Condon


                                                  Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                          *                            Chairman of the Board              May 17, 1999
-----------------------------------------------------
                  Jonathan Wilfong

                  /s/ DENNIS CONDON                    President and Chief Executive      May 17, 1999
-----------------------------------------------------    Officer (Principal Executive
                    Dennis Condon                        Officer)

                          *                            Controller                         May 17, 1999
-----------------------------------------------------
                   Sheila Schroder

              By: /s/ DENNIS E. CONDON
  -------------------------------------------------
                  Dennis E. Condon
                  Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
  1.1*    --  Underwriting Agreement......................................
  2.1*    --  Form of Agreement and Plan of Reorganization between the company and the founding practices..........................
  2.2*    --  Form of Purchase and Sale Agreement between the company and the founding practices......................................
  2.3*    --  Form of Stock Purchase and Sale Agreement between the
              company and the founding practices..........................
  2.4*    --  Letter Agreement between the company and Isis Cosmetic
              Surgery Partners, Inc. dated May 13, 1999...................
  3.1*    --  Amended and Restated Articles of Incorporation..............
  3.2*    --  Bylaws......................................................
  4.1*    --  Specimen Common Stock Certificate...........................
  5.1*    --  Opinion of King & Spalding as to the legality of the common stock being registered......................................
 10.1*    --  Employment Agreement between the company and Dennis E.
              Condon dated June 15, 1998..................................
 10.2*    --  Employment Agreement between the company and David H.
              Challoner dated November 1, 1998............................
 10.3*    --  Amendment to Employment Agreement between the company and
              David Challoner dated                .......................
 10.4*    --  Employment Agreement between the company and Patricia
              Altavilla dated July 22, 1998...............................
 10.5*    --  Amendment to Employment Agreement between the company and
              Patricia A. Altavilla dated                .................
 10.6*    --  Consulting Agreement between the company and Jonathan E.
              Wilfong dated September 30, 1998............................
 10.7*    --  Form of Service Agreement between the company and the
              founding practices..........................................
 10.8*    --  Amendment to form of Service Agreement between the company and the founding practices..................................
 10.9*    --  Form of Business Services and Consulting Agreement between the company and the founding practices......................
 10.10*   --  Form of Employment Agreement between the allied surgeons and the allied practices........................................
 10.11*   --  Form of Subscription Agreement between the subscribing surgeons and the company....................................
 10.12*   --  Form of the Company's Management Services Agreement
              between.....................................................
 10.13*   --  1998 Employee Stock Option Plan.............................
 10.14*   --  1998 Non-Employee Director Stock Option Plan................
 10.15*   --  Consulting Agreement between the Company and David Challoner dated October 1, 1997.......................................
 23.1**   --  Consent of Arthur Andersen LLP..............................
 23.2*    --  Consent of King & Spalding (contained in Exhibit 5.1).......
 23.3**   --  Consent of John C. Schantz, M.D.............................
 23.4**   --  Consent of Dennis E. Condon.................................
 23.5**   --  Consent of Robert A. Ersek, M.D.............................

                                                                            SEQUENTIALLY
EXHIBIT                                                                       NUMBERED
NUMBER                                DESCRIPTION                               PAGE
-------                               -----------                           ------------
 23.6**   --  Consent of W. Grant Stevens, M.D............................
 24.1**   --  Powers of Attorney (contained on the signature page)........
 27.1**   --  Financial Data Schedule (for SEC use only)..................
 27.2**   --  Financial Data Schedule (for SEC use only)..................
 27.3**   --  Financial Data Schedule (for SEC use only)..................


 *  To be filed by amendment.

**  Previously filed.